                                                                       Exhibit 2

                          AGREEMENT AND PLAN OF MERGER

                                 by and between

                            NATIONAL CITY CORPORATION

                                       and

                         PROVIDENT FINANCIAL GROUP, INC.

                          dated as of February 16, 2004

                                TABLE OF CONTENTS

                                                                                  PAGE
                                                                                  ----

I. MERGER.......................................................................     1
1.1   Merger....................................................................     1
1.2   Filings...................................................................     2
1.3   Effective Time............................................................     2
1.4   Effect of Merger..........................................................     2
1.5   Certificate of Incorporation and By-laws..................................     2
1.6   Directors and Officers....................................................     2
1.7   Additional Actions........................................................     3

II. CONVERSION OF SHARES........................................................     3
2.1   Conversion of Shares......................................................     3
2.2   Assumption of Stock Options...............................................     4
2.3   Exchange of Certificates..................................................     5
2.4   Closing of Company's Transfer Books.......................................     8
2.5   Changes in National City Common Stock.....................................     8
2.6   Tax Consequences..........................................................     8

III. REPRESENTATIONS AND WARRANTIES OF NATIONAL CITY............................     8
3.1   Corporate Organization....................................................     8
3.2   Authority.................................................................     8
3.3   Capitalization............................................................     9
3.4   Subsidiaries..............................................................     9
3.5   Information in Disclosure Documents, Registration Statement, Etc..........    10
3.6   Consents and Approvals; No Violation......................................    10
3.7   Reports and Financial Statements..........................................    11
3.8   Taxes.....................................................................    12
3.9   Employee Plans............................................................    12
3.10  Material Contracts........................................................    13
3.11  Absence of Certain Changes or Events......................................    14
3.12  Litigation................................................................    14
3.13  Compliance with Laws and Orders...........................................    14
3.14  Agreements with Bank Regulators, Etc......................................    15
3.15  National City Ownership of Stock..........................................    15
3.16  Tax Treatment.............................................................    15
3.17  Fees......................................................................    15
3.18  National City Action......................................................    15
3.19  Material Interests of Certain Persons.....................................    16
3.20  Environmental Matters.....................................................    16

                                                                                  PAGE
                                                                                  ----
3.21  Labor Matters.............................................................    17
3.22  National City Disclosure Letter...........................................    18

IV. REPRESENTATIONS AND WARRANTIES OF COMPANY...................................    18
4.1   Corporate Organization....................................................    18
4.2   Authority.................................................................    18
4.3   Capitalization............................................................    18
4.4   Subsidiaries..............................................................    19
4.5   Information in Disclosure Documents, Registration Statement, Etc..........    19
4.6   Consent and Approvals; No Violation.......................................    20
4.7   Reports and Financial Statements..........................................    20
4.8   Taxes.....................................................................    21
4.9   Employee Plans............................................................    21
4.10  Material Contracts........................................................    23
4.11  Absence of Certain Changes or Events......................................    23
4.12  Litigation................................................................    23
4.13  Compliance with Laws and Orders...........................................    23
4.14  Agreements with Bank Regulators, Etc......................................    24
4.15  Tax Treatment.............................................................    25
4.16  Fees......................................................................    25
4.17  Company Action............................................................    25
4.18  Vote Required.............................................................    25
4.19  Material Interests of Certain Persons.....................................    25
4.20  Environmental Matters.....................................................    25
4.21  Labor.....................................................................    26
4.22  Company Disclosure Letter.................................................    26
4.23  Minute Books..............................................................    26

V. COVENANTS....................................................................    26
5.1   Acquisition Transactions..................................................    26
5.2   Interim Operations of Company.............................................    27
5.3   Interim Operations of National City.......................................    29
5.4   Control of Other Party's Business.........................................    30
5.5   Employee Matters..........................................................    30
5.6   Access and Information....................................................    31
5.7   Certain Filings, Consents and Arrangements................................    32
5.8   State Takeover Statutes...................................................    32
5.9   Indemnification...........................................................    32
5.10  Additional Agreements.....................................................    34
5.11  Section 16................................................................    34
5.12  Publicity.................................................................    35

                                                                                  PAGE
                                                                                  ----
5.13  Registration Statement and Proxy..........................................    35
5.14  Stock Exchange Listings...................................................    35
5.15  Shareholders' Meeting.....................................................    36
5.16  Tax-Free Reorganization Treatment.........................................    36
5.17  Provision of Shares.......................................................    36
5.18  Adverse Action............................................................    36
5.19  Notice of Breach or Potential Breach......................................    36
5.20  Update and Supplement to Disclosure Letters...............................    36

VI. CLOSING MATTERS.............................................................    37
6.1   The Closing...............................................................    37
6.2   Documents and Certificates................................................    37

VII. CONDITIONS.................................................................    37
7.1   Conditions to Each Party's Obligations to Effect the Merger...............    37
7.2   Conditions to Obligation of Company to Effect the Merger..................    39
7.3   Conditions to Obligation of National City to Effect the Merger............    39

VIII. MISCELLANEOUS.............................................................    40
8.1   Termination...............................................................    40
8.2   Non-Survival of Representations, Warranties and Agreements................    42
8.3   Waiver and Amendment......................................................    42
8.4   Entire Agreement..........................................................    42
8.5   Applicable Law............................................................    42
8.6   Certain Definitions; Headlines............................................    43
8.7   Notices...................................................................    44
8.8   Counterparts..............................................................    45
8.9   Parties in Interest; Assignment...........................................    45
8.10  Effect of Termination and Termination Fee.................................    45
8.11  Enforcement of the Agreement..............................................    47
8.12  Severability..............................................................    47

                              INDEX TO DEFINITIONS

         DEFINITIONS                                                        PAGE
         -----------                                                        ----

Acquisition Transactions                                                     26

Affiliate                                                                    43

Agreement                                                                     1

Associate                                                                    43

Benefit Agreements                                                           13

BHCA                                                                          8

Certificate of Designation                                                    4

Certificates                                                                  5

Claim                                                                        33

Closing                                                                      37

Closing Date                                                                 37

Code                                                                          1

Commission                                                                    5

Common Merger Consideration                                                   3

Common Stock Certificate                                                      5

Common Stock Conversion Ratio                                                 3

Company                                                                       1

Company Common Stock                                                          1

Company Contracts                                                            23

Company Disclosure Letter                                                    19

Company Employee Plans                                                       22

Company Insiders                                                             34

Company Meeting                                                              36

Company Option Plans                                                          5

Company Preferred Stock                                                       1

Company Reports                                                              20

Company Subsidiaries                                                         19

Company Subsidiary                                                           19

Confidentiality Agreements                                                   32

Consents                                                                     37

Constituent Corporations                                                      2

Continuing Employee                                                          30

Continuing Employees                                                         30

Control                                                                      43

Covered Parties                                                              33

Delaware Certificate of Merger                                                2

DGCL                                                                          1

DPC Common Shares                                                             3

DPC Preferred Shares                                                          3

DPC Shares                                                                    3

Effective Time                                                                2

Environmental Law                                                            16

ERISA                                                                        12

Exchange Act                                                                 11

Exchange Agent                                                                5

FDIA                                                                         15

Fed Approval Date                                                            43

FRB                                                                          11

Governmental Entity                                                          10

Hazardous Substance                                                          16

HSR Act                                                                      11

Indemnitees                                                                  32

Insurance Expense Cap                                                        33

Insurance Policy                                                             33

IRS                                                                          12

Loan Portfolio Properties, Trust Properties and Other Properties             17

Market Price                                                                 43

Material Adverse Effect                                                      43

Merger                                                                        1

Merger Consideration                                                          4

NASD                                                                         11

National City                                                                 1

National City Common Stock                                                    3

National City Contracts                                                      13

National City Disclosure Letter                                               2

National City Employee Plans                                                 12

National City Preferred Stock                                                 4

National City Reports                                                        11

Ohio Certificate of Merger                                                    2

Ohio Code                                                                     1

PBGC                                                                         13

PCBs                                                                         17

Person                                                                       43

Preferred Merger Consideration                                                4

Preferred Stock Certificate                                                   5

Proxy Statement                                                              10

Registration Statement                                                       10

SBIA                                                                         11

Securities Act                                                               10

Significant Subsidiary                                                       43

State Entities                                                               11

Subsidiary                                                                   44

Surviving Corporation                                                         2

Termination Fee                                                              46

Trust Account Common Shares                                                   3

Trust Account Preferred Shares                                                3

Trust Account Shares                                                          3

Unexercised Options                                                           5

                          AGREEMENT AND PLAN OF MERGER

      THIS AGREEMENT AND PLAN OF MERGER, dated as of February 16, 2004 (the "Agreement"), is made by and between National City Corporation, a Delaware corporation ("National City"), and Provident Financial Group, Inc., an Ohio corporation ("Company").

      WHEREAS, National City and Company have each determined that it is in the best interests of their respective stockholders and shareholders for Company to merge with and into National City in a transaction in which the separate corporate existence of Company will thereupon cease (the "Merger"), upon the terms and subject to the conditions set forth in this Agreement;

      WHEREAS, the respective Boards of Directors of National City and Company have each approved this Agreement and the consummation of the transactions contemplated hereby and approved the execution and delivery of this Agreement; and

      WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code");

      NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements contained herein and intending to be legally bound hereby, the parties hereto hereby agree as follows:

                                    I. MERGER

      1.1 Merger. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined below), Company will be merged with and into National City and the separate corporate existence of Company will thereupon cease in accordance with the applicable provisions of the General Corporation Law of the Ohio Revised Code (the "Ohio Code") and the Delaware General Corporation Law (the "DGCL").

      National City may at any time change the method of effecting the combination with Company (including, without limitation, the provisions of this Article I) if and to the extent it deems such change to be desirable, including, without limitation, to provide for a merger of Company with and into a wholly-owned Subsidiary (as defined below) of National City; provided, however, that no such change shall (i) alter or change the amount or kind of consideration to be issued to holders of shares of common stock, without par value, of Company ("Company Common Stock") and holders of shares of Series D Non-Voting Convertible Preferred Stock ("Company Preferred Stock"), as provided for in this Agreement, (ii) adversely affect the tax treatment of the transaction as described in Section 7.1(f) or the tax treatment of Company's shareholders as a result of receiving the Merger Consideration (as defined below), (iii) materially impede or delay consummation of the transactions contemplated by this Agreement or (iv) relieve National City of any of its obligations hereunder.

      1.2 Filings. As soon as practicable after satisfaction or waiver of all conditions to the Merger specified in Article VII below and, provided, that this Agreement has not been terminated pursuant to Section 8.1 below, immediately prior to the Closing (as defined below), National City and Company (sometimes together referred to herein as the "Constituent Corporations") shall cause a certificate of merger complying with the requirements of the DGCL (the "Delaware Certificate of Merger") to be filed with the Secretary of State of the State of Delaware and a certificate of merger complying with the requirements of the Ohio Code to be filed with the Secretary of State of the State of Ohio (the "Ohio Certificate of Merger").

      1.3 Effective Time. The Merger shall become effective at the time (the "Effective Time") of the last of the following events to occur: (a) the filing of the Delaware Certificate of Merger; (b) the filing of the Ohio Certificate of Merger; or (c) such later time as shall be specified in such filings.

      1.4 Effect of Merger. From and after the Effective Time, the Merger shall have the effects specified in the Ohio Code and DGCL. Without limiting the generality of the foregoing, National City shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the "Surviving Corporation") and shall continue to be governed by the laws of the State of Delaware, and the separate corporate existence of National City and all of its rights, privileges, powers and franchises, public as well as private, and all its debts, liabilities and duties as a corporation organized under the DGCL, shall continue unaffected by the Merger.

      1.5 Certificate of Incorporation and By-laws. The certificate of incorporation and by-laws of National City in effect immediately prior to the Effective Time, which shall be in the form of the copies that have been delivered with the disclosure letter executed by National City and dated and delivered by National City to Company as of the date hereof (the "National City Disclosure Letter"), shall be the certificate of incorporation and by-laws of the Surviving Corporation, until amended in accordance with applicable law.

      1.6 Directors and Officers.

            (a) Surviving Corporation. The directors and officers of National City immediately prior to the Effective Time shall be the directors and officers, respectively, of the Surviving Corporation, from and after the Effective Time, until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the terms of the Surviving Corporation's certificate of incorporation and by-laws and the DGCL.

            (b) National City. Promptly after the Effective Time, in accordance with the by-laws of National City, the Board of Directors of National City shall increase its size to such number as is necessary to create one vacancy and shall elect S. Craig Lindner (or, if such individual is determined prior to the Effective Time to be unable or unwilling to serve, then such other individual as may be designated by Company's Board of Directors and reasonably acceptable to National City) to fill such vacancy until the regular annual meeting of National City shareholders scheduled for April, 2005. In addition, National City's Nominating and Board of Directors Governance Committee shall recommend such individual to National City's shareholders for re-election as a director for the one year term commencing April, 2005, so long as such recommendation will not violate the Nominating and Board of Directors Governance Committee's fiduciary obligations and such individual is willing to continue to serve as director and meets the director qualifications set forth in National City's Corporate Governance Guidelines in effect at the time of such recommendation.

      1.7 Additional Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any further deeds, assignments or assurances in law or any other acts are necessary or desirable to
(i) vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of Company, or (ii) otherwise carry out the purposes of this Agreement, Company and its officers and directors (solely in their capacities as such) shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such deeds, assignments or assurances in law or any other acts as are necessary or desirable to (a) vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of Company or (b) otherwise carry out the purposes of this Agreement, and the officers and directors of the Surviving Corporation are authorized in the name of Company or otherwise to take any and all such action.

                            II. CONVERSION OF SHARES

      2.1 Conversion of Shares.

            (a) Subject to Section 2.3 below, at the Effective Time, each then outstanding share of Company Common Stock not owned by National City or any direct or indirect wholly-owned Subsidiary of National City (except for any such shares of Company Common Stock held in trust accounts, managed accounts or in any similar manner as trustee or in a fiduciary capacity ("Trust Account Common Shares") or acquired in satisfaction of debts previously contracted ("DPC Common Shares")) excluding those shares of Company Common Stock held in the treasury of Company and not withdrawn or waived, shall be, by virtue of the Merger and without the need for any further action of the holder thereof, converted into a right to receive 1.135 (the "Common Stock Conversion Ratio") shares of common stock, par value $4.00 per share, of National City ("National City Common Stock"). The number of shares of National City Common Stock that each share of Company Common Stock will be converted into is sometimes referred to herein as the "Common Merger Consideration".

            (b) Subject to Section 2.3 below, at the Effective Time, each then-outstanding share of Company Preferred Stock not owned by National City or any direct or indirect wholly-owned Subsidiary of National City (except for any such shares of Company Preferred Stock held in trust accounts, managed accounts or in any similar manner as trustee or in a fiduciary capacity ("Trust Account Preferred Shares" and, together with Trust Account Common Shares, "Trust Account Shares") or acquired in satisfaction of debts previously contracted ("DPC Preferred Shares" and, together with DPC Common Shares, "DPC Shares")), other than those shares of Company Preferred Stock held in the treasury of Company and not withdrawn or waived, shall be, by virtue of the Merger and without the need for any further action of the holder thereof, converted into one share of preferred stock, without par value, of National City which shall be designated National City's Series D Non-Voting Convertible Preferred Stock ("National City Preferred Stock") and shall be initially convertible into 15.96 shares of National City Common Stock and shall otherwise have the designation, preferences and rights set forth in the form of a certificate of designation attached hereto as Exhibit A (the "Certificate of Designation"). The number of shares of National City Preferred Stock that each share of Company Preferred Stock will be converted into is sometimes referred to herein as the "Preferred Merger Consideration" and, together with the Common Merger Consideration, as the "Merger Consideration".

            (c) Each holder of Company Common Stock who would otherwise have been entitled to receive a fraction of a share of National City Common Stock shall receive, in lieu thereof, a cash payment, without interest, in an amount equal to such fractional part of a share of National City Common Stock multiplied by the Market Price (as defined below).

            (d) Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has demanded appraisal for such shares of Company Common Stock in accordance with Section 1701.85 of the Ohio Code shall not be converted into a right to receive the Merger Consideration, unless such holder fails to perfect or withdraws or loses its, his or her right to appraisal, in which case such shares of Company Common Stock shall be treated as if they had been converted as of the Effective Time into a right to receive the Merger Consideration, without interest thereon. Company shall give National City prompt written notice of any demands received by Company for appraisal of shares of Company Common Stock and, prior to the Effective Time, National City shall have the right to direct all negotiations and proceedings with respect to such demands. Prior to the Effective Time, Company shall not, except with the prior written consent of National City, make any payment with respect to, or settle or offer to settle any such demands. From and after the Effective Time, National City, as the Surviving Corporation, shall have the right to direct all negotiations and proceedings with respect to such demands.

            (e) At the Effective Time each share of Company Common Stock held in Company's treasury (if any) immediately prior to the Effective Time shall, by virtue of the Merger, automatically and without any action on the part of the holder thereof be cancelled.

            (f) At the Effective Time, each then-outstanding share of Company Common Stock and Company Preferred Stock owned by National City or any direct or indirect wholly-owned Subsidiary of National City (except for any shares that are Trust Account Shares or DPC Shares) shall be canceled and retired.

            (g) Each share of National City Common Stock issued and outstanding immediately prior to the Effective Time shall continue to be an issued and outstanding share of common stock, par value $4.00 per share, of the Surviving Corporation from and after the Effective Time.

      2.2 Assumption of Stock Options. Except as expressly provided in this
Section 2.2, all rights under any stock option granted by Company or its predecessors pursuant to Company's existing stock option plans listed on Exhibit B attached hereto (collectively, the "Company

Option Plans") that remain outstanding and unexercised, whether vested or unvested, immediately prior to the Effective Time ("Unexercised Options") shall cease to represent a right to acquire shares of Company Common Stock and shall be converted into the right to acquire that number of shares of National City Common Stock equal to (i) the number of shares of Company Common Stock subject to the Unexercised Option, multiplied by (ii) the Common Stock Conversion Ratio (rounded to the nearest whole share). Except as provided below, National City shall assume all of the obligations of Company with respect to the Unexercised Options in accordance with the plans, agreements and grants by which such obligations are evidenced. The exercise price per share of National City Common Stock under each new option shall be equal to the exercise price per share of Company Common Stock which was purchasable under each Unexercised Option divided by the Common Stock Conversion Ratio (rounded to the nearest whole cent) necessary to assure that the rights and benefits of the optionee under such option shall not be increased or decreased by reason of this Section 2.2. In addition, each Unexercised Option which is an "incentive stock option" as defined in Section 422 of the Code shall be adjusted as required by Section 424 of the Code and the regulations promulgated thereunder so as not to constitute a modification, extension or renewal of the option considered as the granting of a new option within the meaning of Section 424(h)(1) of the Code. At or before the Effective Time, National City shall file, and maintain the effectiveness of, a registration statement with the Securities and Exchange Commission (the "Commission") covering such options and the sale of the National City Common Stock issued upon exercise of such options. At the Effective Time, no additional options or option rights shall be granted pursuant to any Company Option Plans and all such Company Option Plans shall be deemed amended to that effect. The duration and other terms and conditions of the converted options shall be the same as the original Company options, except that reference to Company shall be deemed to be references to National City.

      2.3 Exchange of Certificates.

            (a) Exchange Agent. Prior to the Effective Time, National City shall designate National City Bank to act as exchange agent ("Exchange Agent") in connection with the Merger pursuant to an exchange agent agreement providing for, among other things, the matters set forth in this Section 2.3. Except as set forth herein, from and after the Effective Time, each holder of a certificate that immediately prior to the Effective Time represented outstanding shares of Company Common Stock (each, a "Common Stock Certificate") shall be entitled to receive in exchange therefor, upon surrender thereof to the Exchange Agent, the Common Merger Consideration for each share of Company Common Stock so represented by the Common Stock Certificate surrendered by such holder thereof. The certificates representing shares of National City Common Stock that constitute the Common Merger Consideration shall be properly issued and countersigned and executed and authenticated, as appropriate. Except as set forth herein, from and after the Effective Time, each holder of a certificate that immediately prior to the Effective Time represented outstanding shares of Company Preferred Stock (each, a "Preferred Stock Certificate" and, together with the Common Stock Certificates, "Certificates") shall be entitled to receive in exchange therefor, upon surrender thereof to the Exchange Agent, the Preferred Merger Consideration for each share of Company Preferred Stock so represented by the Preferred Stock Certificate surrendered by such holder thereof. The certificates representing shares of National City Preferred Stock that constitute the Preferred Merger Consideration shall be properly issued and countersigned and executed and authenticated, as appropriate.

            (b) Notice of Exchange. Promptly after the Effective Time, National City and Surviving Corporation shall cause the Exchange Agent to mail and/or make available to each record holder of a Certificate a notice and letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificate shall pass, only upon proper delivery of the Certificate to the Exchange Agent) advising such holder of the effectiveness of the Merger and the procedures to be used in effecting the surrender of the Certificate for exchange therefor. Upon surrender to the Exchange Agent of a Certificate, together with such letter of transmittal duly executed and completed in accordance with the instructions thereon, and such other documents as may reasonably be requested, the Exchange Agent shall promptly deliver to the Person entitled thereto the appropriate Merger Consideration for each share of Company Common Stock or Company Preferred Stock, as the case may be, so represented by the Certificate surrendered by such holder thereof, and such Certificate shall forthwith be canceled.

            (c) Transfer. If delivery of all or part of the Merger Consideration is to be made to a Person other than the Person in whose name a surrendered Certificate is registered, it shall be a condition to such delivery or exchange that the Certificate surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the Person requesting such delivery or exchange shall have paid any transfer and other taxes required by reason of such delivery or exchange in a name other than that of the registered holder of the Certificate surrendered or shall have established to the reasonable satisfaction of the Exchange Agent that such tax either has been paid or is not payable.

            (d) Right to Merger Consideration. Subject to Section 2.3(e) below, until surrendered and exchanged in accordance with Sections 2.1 or 2.3 above, each Certificate shall, after the Effective Time, represent solely the right to receive the appropriate Merger Consideration, multiplied by the number of shares of Company Common Stock or Company Preferred Stock, as the case may be, evidenced by such Certificate, together with any dividends or other distributions as provided in Sections 2.3(e) and 2.3(f) below, and shall have no other rights except as otherwise required by applicable law. From and after the Effective Time, National City and Surviving Corporation shall treat such Certificates that have not yet been surrendered for exchange as evidencing the ownership of the aggregate Merger Consideration into which the shares of Company Common Stock or Company Preferred Stock, as the case may be, represented by such Certificates may be converted, notwithstanding any failure to surrender such Certificates. One hundred eighty (180) days following the Effective Time, the Exchange Agent shall deliver to Surviving Corporation any shares of National City Common Stock and National City Preferred Stock and funds (including any interest received with respect thereto) which National City has made available to the Exchange Agent and which have not been disbursed to holders of Certificates, and thereafter such holders shall be entitled to look to Surviving Corporation (subject to abandoned property, escheat or other similar laws) with respect to the shares of National City Common Stock (and cash in lieu of fractional shares) and shares of National City Preferred Stock deliverable or payable upon due surrender of their Certificates. Neither Exchange Agent nor any party hereto shall be liable to any holder of shares of Company Common Stock or Company Preferred Stock, as the case may be, for any Merger Consideration

(or dividends, distributions or interest with respect thereto) delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

            (e) Distributions with Respect to Unexchanged Certificates. Whenever a dividend or other distribution is declared by National City on National City Common Stock or National City Preferred Stock, the record date for which is at or after the Effective Time, the declaration shall include dividends or other distributions on all shares issuable pursuant to this Agreement; provided, that no dividends or other distributions declared or made with respect to National City Common Stock and/or National City Preferred Stock shall be paid to the holder of any unsurrendered Certificate with respect to the share of National City Common Stock or National City Preferred Stock represented thereby until the holder of such Certificate shall surrender such Certificate in accordance with this Article II. Upon surrender of such Certificate, there shall be paid to the record holder of the Certificate for shares of National City Common Stock or shares of National City Preferred Stock, as the case may be, in exchange therefore the amount of dividends, if any, without interest, and less any taxes that may have been imposed thereon, that have heretofore become payable with respect to the number of whole shares of National City Common Stock and/or National City Preferred Stock represented by such Certificate upon surrender and exchange. Surviving Corporation shall pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared or made by Company on Company Common Stock or Company Preferred Stock, as the case may be, in accordance with the terms of this Agreement on or prior to the Effective Time and which remain unpaid at the Effective Time.

            (f) Lost or Destroyed Exchanged Certificates. In the event that any Certificate shall have been lost, stolen or destroyed, the Exchange Agent shall deliver in exchange for such lost, stolen or destroyed certificate, upon the making of an affidavit of that fact by the holder thereof in form satisfactory to the Exchange Agent, the Merger Consideration, as may be required pursuant to this Agreement; provided, however, that the Exchange Agent may, in its sole discretion and as a condition precedent to the delivery of the Merger Consideration to which the holder of such certificate is entitled as a result of the Merger, require the owner of such lost, stolen or destroyed certificate to deliver a bond or surety satisfactory to the Exchange Agent, in such sum as the Exchange Agent may reasonably determine as indemnity against any claim that may be made against Company, National City or the Exchange Agent or any other party with respect to the certificate alleged to have been lost, stolen or destroyed.

            (g) Rights With Respect to Unexchanged Certificates. Holders of unexchanged Certificates shall have, as to such Certificates, no rights as a stockholder of National City, including, without limitation, the right to vote the shares represented by any unexchanged Certificates at any meeting of National City stockholders.

            (h) No Fractional Shares. No certificates or scrip representing fractional shares of National City Common Stock shall be issued upon the surrender for exchange of a Certificate or Certificates. No dividends or distributions of National City shall be payable on or with respect to any fractional share and any such fractional share interest will not entitle the owner thereof to vote or to any rights of stockholders of National City.

      2.4 Closing of Company's Transfer Books. The stock transfer books of Company shall be closed at the close of business on the business day immediately preceding the date of the Effective Time. In the event of a transfer of ownership of Company Common Stock or Company Preferred Stock that is not registered in the transfer records of Company, the Merger Consideration to be distributed pursuant to this Agreement may be delivered to a transferee, if a Certificate is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by payment of any applicable stock transfer taxes. National City and the Exchange Agent shall be entitled to rely upon the stock transfer books of Company to establish the identity of those Persons entitled to receive, any notices, letters of transmittal and Merger Consideration specified in this Agreement for their shares of Company Common Stock or Company Preferred Stock, which books shall be conclusive with respect to the ownership of such shares. In the event of a dispute with respect to the ownership of any such shares, the Surviving Corporation and the Exchange Agent shall be entitled to deposit any Merger Consideration not already paid represented thereby in escrow with an independent party and thereafter be relieved with respect to any claims to such Merger Consideration.

      2.5 Changes in National City Common Stock. If, between the date of this Agreement and the Effective Time, the shares of National City Common Stock shall be changed into a different number or different class of shares by reason of any reclassification, recapitalization, split-up, combination, exchange or readjustment of shares, or if a stock dividend thereon shall be declared with a record date within said period, the Merger Consideration shall be adjusted accordingly.

      2.6 Tax Consequences. This Agreement shall constitute a "plan of reorganization" for purposes of Section 368(a) of the Code. National City and Company agree to file any and all tax returns in a manner consistent with such qualification.

              III. REPRESENTATIONS AND WARRANTIES OF NATIONAL CITY

      National City hereby represents and warrants to Company that:

      3.1 Corporate Organization. National City is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is qualified to do business as a foreign corporation in each jurisdiction in which its ownership or lease of property or the nature of the business conducted by it makes such qualification necessary, except for such jurisdictions in which the failure to be so qualified would not have a Material Adverse Effect (as defined below). National City is registered as a financial holding company under the Bank Holding Company Act of 1956, as amended (the "BHCA"). National City has the requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted. National City has heretofore delivered to Company true and complete copies of its certificate of incorporation and by-laws as currently in effect.

      3.2 Authority. National City has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated herein have been duly approved by the Board of Directors of National

City and no other corporate proceedings on the part of National City are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly executed and delivered by, and constitutes valid and binding obligations of National City enforceable against National City in accordance with its terms, except as the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and other similar laws affecting the enforcement of creditors' rights generally and by the supervisory and enforcement powers of bank regulatory agencies and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought.

      3.3 Capitalization. As of the date hereof, the authorized capital stock of National City consists of 1,400,000,000 shares of National City Common Stock and 5,000,000 shares of National City preferred stock. As of the close of business on February 13, 2004 (i) 605,292,047 shares of National City Common Stock were validly issued and outstanding, fully paid and nonassessable and (ii) no shares of preferred stock were issued and outstanding. As of the date hereof, except as set forth in the National City Disclosure Letter or in this Section 3.3, pursuant to the exercise of employee stock options under National City's various stock option plans in effect, National City's dividend reinvestment plan and stock grants made pursuant to the National City's various restricted stock plans or set forth in the National City Disclosure Letter, there are no other shares of capital stock of National City authorized, issued or outstanding and there are no outstanding subscriptions, options, warrants, rights, convertible securities or any other agreements or commitments of any character relating to the issued or unissued capital stock or other securities of National City obligating National City to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of National City or obligating National City to grant, extend or enter into any subscription, option, warrant, right, convertible security or other similar agreement or commitment. As of the date hereof, except as provided in this Agreement, there are no voting trusts or other agreements or understandings to which National City or any National City Subsidiary is a party with respect to the voting of the capital stock of National City. All of the shares of National City Common Stock and National City Preferred Stock issuable in exchange for Company Common Stock and Company Preferred Stock, respectively, at the Effective Time in accordance with this Agreement and all of the shares of National City Common Stock issuable upon exercise of Unexercised Options will be, when so issued, duly authorized, validly issued, fully paid and nonassessable and will not be subject to preemptive rights.

      3.4 Subsidiaries. The name and state of incorporation of each Significant Subsidiary (as defined below) of National City is set forth in the National City Disclosure Letter. Each of the Significant Subsidiaries is a bank, a corporation or other business entity duly organized, validly existing and in good standing (or the local law equivalent) under the laws of its respective jurisdiction of incorporation or organization and is qualified to do business as a foreign corporation or foreign business entity in each jurisdiction in which its ownership or lease of property or the nature of the business conducted by it makes such qualification necessary, except for such jurisdictions in which the failure to be so qualified would not have a Material Adverse Effect. Each Significant Subsidiary has the requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its businesses as they are now being conducted. Except as set forth in the National City Disclosure Letter, all outstanding shares of capital stock of each Significant Subsidiary are owned by National City or another of National City's Subsidiaries and are validly issued, fully paid and (except pursuant to 12 U.S.C. Section 55 in the case of each national bank subsidiary and applicable state law in the case of each state bank subsidiary) nonassessable, are not subject to preemptive rights and are owned free and clear of all liens, claims and encumbrances. Except as set forth in the National City Disclosure Letter, there are no outstanding subscriptions, options, warrants, rights, convertible securities or any other agreements or commitments of any character relating to the issued or unissued capital stock or other securities of any Significant Subsidiary obligating any Significant Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold additional shares of its capital stock or obligating any Significant Subsidiary to grant, extend or enter into any subscription, option, warrant, right, convertible security or other similar agreement or commitment.

      3.5 Information in Disclosure Documents, Registration Statement, Etc. None of the information with respect to National City or any of National City's Subsidiaries provided by National City for inclusion in (i) the registration statement to be filed with the Commission by National City on Form S-4 under the Securities Act of 1933, as amended (the "Securities Act"), for the purpose of registering the shares of National City Common Stock to be issued in the Merger (the "Registration Statement") and (ii) any proxy statement of Company ("Proxy Statement") required to be mailed to Company's shareholders in connection with the Merger will, in the case of the Proxy Statement or any amendments or supplements thereto, at the time of the mailing of the Proxy Statement and any amendments or supplements thereto, and at the time of the Company Meeting (as defined below), or, in the case of the Registration Statement, at the time it becomes effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Registration Statement will comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations promulgated thereunder.

      3.6 Consents and Approvals; No Violation. Except as set forth in the National City Disclosure Letter, neither the execution and delivery of this Agreement by National City nor the consummation by National City of the transactions contemplated hereby will (a) conflict with or result in any breach of any provision of its certificate of incorporation or by-laws of National City, (b) violate, conflict with, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in the creation of any lien or other encumbrance upon any of the properties or assets of National City or any of National City's Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which National City or any of National City's Subsidiaries is a party or to which they or any of their respective properties or assets are subject, except for such violations, conflicts, breaches, defaults, terminations, accelerations or creations of liens or other encumbrances, which will not have a Material Adverse Effect or (c) require any consent, approval, authorization or permit of or from, or filing with or notification to, any court, governmental authority or other regulatory or administrative agency or commission, domestic or foreign (a "Governmental Entity"), except (i) pursuant to the Securities Exchange

Act of 1934, as amended (the "Exchange Act") and the Securities Act, (ii) filing the Delaware Certificate of Merger and Certificate of Designation pursuant to the DGCL, (iii) filing the Ohio Certificate of Merger, (iv) filings required under the securities or blue sky laws of the various states, (v) filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (vi) filings with, and approval by, the Federal Reserve Board (the "FRB"), (vii) filings with, and approvals by, the Ohio Superintendent of Financial Institutions, the Arizona Director of Insurance and such other state regulatory agencies (including, but not limited to, other state bank and insurance regulatory agencies) as may be required (collectively, the "State Entities"), (viii) filings and approvals pursuant to any applicable state takeover law, (ix) filings and approvals under the Small Business Investment Act of 1958 and the rules and regulations thereunder (the "SBIA"), (x) any consents, authorizations, approvals, filings or exemptions in connection with compliance with applicable provisions of federal and state securities laws relating to the regulations of broker-dealers, investment advisers or transfer agents, (xi) any filings with, approvals by and notifications pursuant to the rules and regulations of the National Association of Securities Dealers (the "NASD"), or
(xii) consents, approvals, authorizations, permits, filings or notifications which, if not obtained or made will not, individually or in the aggregate, have a Material Adverse Effect.

      3.7 Reports and Financial Statements. Since January 1, 1999, National City and each of National City's Subsidiaries have filed all reports, registrations and statements, together with any required amendments thereto, that they were required to file with the Commission under Section 12(b), 12(g), 13(a) or 14(a) of the Exchange Act, including, but not limited to Forms 10-K, Forms 10-Q and proxy statements (the "National City Reports"). National City has previously furnished or will promptly furnish Company with true and complete copies of each of National City's annual report on Form 10-K for the fiscal year 2003. Except as set forth in the National City Disclosure Letter, as of their respective dates, the National City Reports complied in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstance under which they were made, not misleading. Except as set forth in the National City Disclosure Letter, the audited consolidated financial statements and unaudited interim financial statements of National City included in the National City Reports have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be indicated therein or in the notes thereto) and fairly present the consolidated financial position of National City and National City's Subsidiaries as of the dates thereof and the results of their operations and cash flows for the periods then ended subject, in the case of the unaudited interim financial statements, to normal year-end and audit adjustments and any other adjustments described therein. There exist no material liabilities of National City and its consolidated subsidiaries, contingent or otherwise of a type required to be disclosed in accordance with generally accepted accounting practices, except as disclosed in the National City Reports. National City's reserve for possible loan losses as shown in its annual report on Form 10-K for the fiscal year 2003 was adequate, within the meaning of generally accepted accounting principles and safe and sound banking practices.

      3.8 Taxes. National City will promptly make available to Company, upon request by Company, true and correct copies of the federal, state and local income tax returns, and state and local property and sales tax returns and any other tax returns filed by National City and any of National City's Subsidiaries for each of the fiscal years that remains open, as of the date hereof, for examination or assessment of tax. National City and each National City Subsidiary have prepared in good faith and duly and timely filed, or caused to be duly and timely filed, all federal, state, local and foreign income, estimated tax, withholding tax, franchise, sales and other tax returns or reports required to be filed by them on or before the date hereof, except to the extent that all such failures to file, taken together, would not have a Material Adverse Effect. National City and each of its subsidiaries have paid, or have made adequate provision or set up an adequate accrual or reserve for the payment of, all taxes, shown or required to be shown to be owing on all such returns or reports, together with any interest, additions or penalties related to any such taxes or to any open taxable year or period. Except as set forth in the National City Disclosure Letter, neither National City nor any of National City's Subsidiaries has consented to extend the statute of limitations with respect to the assessment of any tax. Except as set forth in the National City Disclosure Letter, neither National City nor any of National City's Subsidiaries is a party to any action or proceeding, nor to the best of National City's knowledge is any such action or proceeding threatened, by any Governmental Entity in connection with the determination, assessment or collection of any taxes, and no deficiency notices or reports have been received by National City or any of National City's Subsidiaries in respect of any material deficiencies for any tax, assessment, or government charge.

      3.9 Employee Plans. Except as set forth in the National City Disclosure Letter, all employee benefit, welfare, bonus, deferred compensation, pension, profit sharing, stock option, employee stock ownership, consulting, severance, or fringe benefit plans, formal or informal, written or oral, and all trust agreements related thereto, relating to any present or former directors, officers or employees of National City or any of its Subsidiaries ("National City Employee Plans") have been maintained, operated, and administered in substantial compliance with their terms and currently comply, and have at all relevant times complied, in all material respects with the applicable requirements of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), the Code, and any other applicable laws. With respect to each National City Employee Plan which is a pension plan (as defined in Section 3(2) of ERISA): (a) except for recent amendment(s) to the plans not materially affecting the qualified status of the plans (which are disclosed in, and copies of which have been delivered with, the National City Disclosure Letter), each pension plan as amended (and any trust relating thereto) intended to be a qualified plan under Section 401(a) of the Code either: (i) has been determined by the Internal Revenue Service ("IRS") to be so qualified or (ii) is the subject of a pending application for such determination that was timely filed,
(b) there is no accumulated funding deficiency (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, and no waiver of the minimum funding standards of such sections has been requested from the IRS, (c) neither National City nor any of its Subsidiaries has provided, or is required to provide, security to any pension plan pursuant to Section 401(a)(29) of the Code, (d) no reportable event described in Section 4043 of ERISA for which the 30 day reporting requirement has not been waived has occurred, (e) except as disclosed in the National City Disclosure Letter, no defined benefit plan has been terminated by National City in the past six years, nor has the Pension Benefit Guaranty

Corporation ("PBGC") instituted proceedings to terminate a defined benefit plan or to appoint a trustee or administrator of a defined benefit plan, and no circumstances exist that constitute grounds under Section 4042(a)(2) of ERISA entitling the PBGC to institute any such proceedings and (f) no pension plan is a "multiemployer plan" within the meaning of Section 3(37) of ERISA or a "multiple employer plan" within the meaning of 413(c) of the Code. Neither National City nor any of its Subsidiaries has incurred any liability to the PBGC with respect to any "single-employer plan" within the meaning of Section 4001(a)(15) of ERISA currently or formerly maintained by any entity considered one employer with it under Section 4001 of ERISA or Section 414 of the Code, except for premiums all of which have been paid when due. Neither National City nor any of its Subsidiaries has incurred any withdrawal liability with respect to a multiemployer plan under Subtitle E of Title IV of ERISA. There is no basis for any Person to assert that National City or any of its Subsidiaries has an obligation to institute any Employee Plan or any such other arrangement, agreement or plan. With respect to any insurance policy that heretofore has or currently does provide funding for benefits under any National City Employee Plan, (v) there is no liability on the part of National City or any of its Subsidiaries in the nature of a retroactive or retrospective rate adjustment, loss-sharing arrangement, or other actual or contingent liability, nor would there be any such liability if such insurance policy was terminated, and (y) no insurance company issuing such policy is in receivership, conservatorship, liquidation or similar proceeding and, to the knowledge of National City, no such proceeding with respect to any such insurer is imminent. Except as set forth in the National City Disclosure Letter, neither the execution of this Agreement, nor the consummation of the transactions contemplated thereby will
(A) constitute a stated triggering event under any National City Employee Plan that will result in any payment (whether of severance pay or otherwise) becoming due from National City or any of its Subsidiaries to any present or former officer, employee, director, shareholder, consultant or dependent of any of the foregoing or (B) accelerate the time of payment or vesting, or increase the amount of compensation due to any present or former officer, employee, director, shareholder, consultant, or dependent of any of the foregoing. Neither National City nor any of its Subsidiaries has any obligations for retiree health and life benefits under any National City Employee Plan, except as set forth in the National City Disclosure Letter. There are no restrictions on the rights of National City or any of its Subsidiaries to amend or terminate any such National City Employee Plan without incurring any liability thereunder.

      3.10 Material Contracts. Except as set forth in the National City Disclosure Letter or disclosed in the National City Reports, neither National City nor any of its Subsidiaries is a party to, or is bound or affected by, or receives benefits under (a) any employment, severance, termination, consulting or retirement agreement (collectively, "Benefit Agreements") providing for aggregate payments to any Person in any calendar year in excess of $1,000,000,
(b) any material agreement, indenture or other instrument relating to the borrowing of money by National City or any of its Subsidiaries or the guarantee by National City or any of its Subsidiaries of any such obligation (other than trade payables and instruments relating to borrowings or guaranties made in the ordinary course of business) or (c) any other contract or agreement or amendment thereto that would be required to be filed as an exhibit to a Form 10-K filed by National City with the Commission as of the date hereof (collectively, the "National City Contracts"). Neither National City nor any of National City's Subsidiaries is in default under any of the National City Contracts, which default is reasonably likely to have, either individually or in the aggregate, a

Material Adverse Effect, and there has not occurred any event that with the lapse of time or the giving of notice or both would constitute such a default.

      3.11 Absence of Certain Changes or Events. Except as set forth in the National City Disclosure Letter or disclosed in the National City Reports filed by National City with the Commission prior to the date of this Agreement, since December 31, 2003, there has not been any change in the financial condition, results of operations or business of National City and its Subsidiaries which will have a Material Adverse Effect.

      3.12 Litigation. Except as disclosed in the National City Reports filed by National City with the Commission prior to the date of this Agreement, there is no suit, action or proceeding pending, or, to the knowledge of National City, threatened against or affecting National City or any of National City's Subsidiaries which, if decided adversely to National City, would be reasonably expected to result in a Material Adverse Effect, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator, outstanding against National City or any of National City's Subsidiaries having, or which would, insofar as reasonably can be foreseen, now or in the future, have a Material Adverse Effect.

      3.13 Compliance with Laws and Orders.

            (a) National City and each National City Subsidiary hold all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to each, and have complied in all respects with and are not in default in any respect under any, applicable law, statute, order, rule, regulation, policy or guideline of any Governmental Entity relating to National City or National City Subsidiary, except where the failure to hold such license, franchise, permit or authorization or such noncompliance or default is not reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect.

            (b) Except as set forth in the National City Disclosure Letter or disclosed in the National City Reports filed by National City with the Commission prior to the date of this Agreement, the businesses of National City and of National City's Subsidiaries are not being conducted in violation of any law, ordinance, regulation, judgment, order, decree, license or permit of any Governmental Entity (including, without limitation, in the case of National City's Subsidiaries that are banks, all statutes, rules and regulations pertaining to the conduct of the banking business and the exercise of trust powers), except for violations which individually or in the aggregate do not, and, insofar as reasonably can be foreseen, in the future will not, have a Material Adverse Effect. Except as set forth in the National City Disclosure Letter, no investigation or review by any Governmental Entity with respect to National City or any of National City's Subsidiaries is pending or, to the knowledge of National City, threatened, nor has any Governmental Entity indicated an intention to conduct the same in each case other than those the outcome of which will not have a Material Adverse Effect.

            (c) Except as is not reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect, National City and each National City Subsidiary have properly administered all accounts for which its acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents, applicable state and federal law and regulation and common law. None of National City, any National City Subsidiary, or any director, officer or employee of National City or of any National City Subsidiary, has committed any breach of trust or fiduciary duty with respect to any such fiduciary account that is reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect, and, except as would not be reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect, and the accountings for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.

      3.14 Agreements with Bank Regulators, Etc. Neither National City nor any National City Subsidiary is a party to any written agreement or memorandum of understanding with, or a party to any commitment letter, board resolution or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, any Governmental Entity which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies or its management, nor has National City been advised by any Governmental Entity that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter or similar submission. Neither National City nor any of National City's Subsidiaries is required by Section 32 of the Federal Deposit Insurance Act ("FDIA") to give prior notice to a Federal banking agency of the proposed addition of an individual to its board of directors or the employment of an individual as a senior executive officer. National City knows of no reason why the regulatory approvals referred to in Section 3.6(c) above should not be obtained.

      3.15 National City Ownership of Stock. As of the date hereof, neither National City nor any of its Affiliates or Associates (i) beneficially owns, directly or indirectly, or (ii) are parties to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, Company Common Stock (other than DPC Shares or Trust Account Shares), which in the aggregate, represent five percent (5%) or more of the outstanding shares of Company Common Stock.

      3.16 Tax Treatment. As of the date hereof, National City is aware of no reason why the Merger will fail to qualify as a reorganization under Section 368(a) of the Code.

      3.17 Fees. Except for fees paid and payable to Merrill Lynch, Pierce, Fenner & Smith, Incorporated neither National City nor any of National City's Subsidiaries has paid or will become obligated to pay any fee (including any break-up or termination fee) or commission to any broker, finder or intermediary or any other Person in connection with, or as a result of, the transactions contemplated by this Agreement.

      3.18 National City Action. The Board of Directors of National City (at a meeting duly called, constituted and held) has by the requisite vote of all directors present (a) determined that the Merger is advisable and in the best interests of National City and its stockholders and (b) approved this Agreement and the transactions contemplated by this Agreement, including the Merger. The Board of Directors of National City has approved the transactions contemplated by this Agreement such that the provisions of Section 203 of the DGCL and any other applicable state business combination or anti-takeover provisions of National City certificate of incorporation or by-laws shall not be triggered by the Merger, execution of this Agreement or any transactions contemplated by this Agreement.

      3.19 Material Interests of Certain Persons. Except as disclosed in National City's Reports, no officer or director of National City, or any "associate" (as such term is defined in Rule 14a-1 under the Exchange Act) of any such officer or director, has any material interest in any material contract or property (real or personal), tangible or intangible, used in or pertaining to the business of National City or any of its Subsidiaries that is required to be disclosed under the requirements of the Exchange Act and the rules and regulations promulgated thereunder.

      3.20 Environmental Matters. For purposes of this Agreement, the following terms shall have the indicated meanings:

            "Environmental Law" means any federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, determination, judgment, decree, injunction or agreement with any governmental entity relating to (i) the health, protection, preservation, containment or restoration of the environment including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, wetlands, plant and animal life or any other natural resource, conservation, and/or (ii) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances. The term Environmental Law includes, without limitation, (x) the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. Section 9601, et seq.; the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. 9601(2)(D); the Resource Conservation and Recovery Act, as amended, 42 U.S.C. Section 6901, et seq.; the Clean Air Act, as amended, 42 U.S.C. Section 7401, et seq.; the Federal Water Pollution Control Act, as amended by the Clean Water Act, 33 U.S.C. Section 1251, et seq.; the Toxic Substances Control Act, as amended, 15 U.S.C. Section 9601, et seq.; the Emergency Planning and Community Right to Know Act, 42 U.S.C. Section 11001, et seq.; the Safe Drinking Water Act, 42 U.S.C. Section 300f, et seq.; and all comparable state and local laws, ordinances, rules, regulations respecting the interpretation or enforcement of same and (y) any common law (including without limitation common law that may impose strict liability) that may impose liability for injuries or damages due to the release of any Hazardous Substance.

            "Hazardous Substance" means (i) any hazardous wastes, toxic chemicals, materials, substances or wastes as defined by or for the purposes of any Environmental Law; (ii) any "oil," as defined by the Clean Water Act, as amended from time to time, and regulations promulgated thereunder (including crude oil or any fraction thereof and any petroleum products or derivatives thereof); (iii) any substance, the presence of which is prohibited, regulated or controlled by any applicable federal, state or local laws, regulations, statutes or ordinances now in force or hereafter enacted relating to waste disposal or environmental protection with respect to the exposure to, or manufacture, possession, presence, use, generation, storage, transportation, treatment, release, emission, discharge, disposal, abatement, cleanup, removal, remediation or handling of any such substance; (iv) any asbestos or asbestos-containing materials, polychlorinated biphenyls ("PCBs") in the form of electrical equipment, fluorescent light fixtures with ballasts, cooling oils or any other form, urea formaldehyde, atmospheric radon; (v) any solid, liquid, gaseous or thermal irritant or contaminant, such as smoke, vapor, soot, fumes, alkalis, acids, chemicals, pesticides, herbicides, sewage, industrial sludge or other similar wastes; (vi) industrial, nuclear or medical by-products; (vii) any lead-based paint or coating and (viii) any underground storage tank(s).

            "Loan Portfolio Properties, Trust Properties and Other Properties" means any real property, interest in real property, improvements, appurtenances, rights and personal property attendant thereto, which is owned, leased as a landlord or a tenant, licensed as a licensor or licensee, managed or operated or upon which is held a mortgage, deed of trust, deed to secure debt or other security interest by National City or Company, as the case may be, or any of their Subsidiaries whether directly, as an agent, as trustee or other fiduciary or otherwise.

      Except as set forth in the National City Disclosure Letter, (a) to the best of National City's knowledge, neither National City nor any of its Subsidiaries is in violation of or has any liability, absolute or contingent, in connection with or under any Environmental Law, except any such violations or liabilities which would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect; (ii) to the best of National City's knowledge, none of the Loan Portfolio Properties, Trust Properties and Other Properties of National City or its Subsidiaries is in violation of or has any liability, absolute or contingent, under any Environmental Law, except any such violations or liabilities which, individually or in the aggregate would not have a Material Adverse Effect; and (iii) to the best of National City's knowledge, there are no actions, suits, demands, notices, claims, investigations or proceedings pending or threatened relating to any Loan Portfolio Properties, Trust Properties and Other Properties including, without limitation, any notices, demand letters or requests for information from any federal or state environmental agency relating to any such liability under or violation of Environmental Law, which would impose a liability upon National City or its Subsidiaries pursuant to any Environmental Law, except such as would not, individually or in the aggregate have a Material Adverse Effect.

      3.21 Labor Matters. (a) Neither National City nor any of its Subsidiaries is engaged in, and has not engaged in, any unfair labor practice; (b) there is no labor strike, dispute, slowdown or stoppage actually pending threatened against or directly affecting National City or its Subsidiaries; (c) no union is currently certified, and there is no union representation question and no union or other organizational activity that would be subject to the National Labor Relations Act (29 U.S.C. Section 151 et seq.) exists or is, to the best of National City's knowledge, threatened; (d) no grievance or arbitration proceeding arising out of or under collective bargaining agreements is pending and no claims therefore exist or to the best of National City's knowledge, are threatened; (e) no collective bargaining agreement exists which is binding on National City and/or any of its Subsidiaries; (f) neither National City nor any of its Subsidiaries has experienced any material work stoppage or other material labor difficulty; and (g) neither

National City nor any of its Subsidiaries is delinquent in any material payments to any of its current or former officers, directors, employees or agents for any wages, salaries, commissions, bonuses, benefits or other compensation for any services performed by them or amounts required to be reimbursed to them.

      3.22 National City Disclosure Letter. The National City Disclosure Letter is arranged in a format in which the disclosures made therein are arranged in paragraphs or sections corresponding to the numbered and lettered sections and subsections of this Agreement. Any information expressly disclosed in the National City Disclosure Letter shall be deemed to be disclosed for all purposes thereunder, so long as such disclosure contains sufficient factual detail to render its relevance to such other purposes readily apparent. The inclusion of any matter in the National City Disclosure Letter shall not be deemed an admission or otherwise imply that any such matter is material for purposes of this Agreement.

                  IV. REPRESENTATIONS AND WARRANTIES OF COMPANY

      Company hereby represents and warrants to National City that:

      4.1 Corporate Organization. Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio and is qualified to do business as a foreign corporation in each jurisdiction in which its ownership or lease of property or the nature of the business conducted by it makes such qualification necessary, except for such jurisdictions in which the failure to be so qualified would not have a Material Adverse Effect. Company is registered as a bank holding company under the BHCA. Company has the requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted. Company has heretofore delivered to National City true and complete copies of its articles of incorporation and code of regulations as currently in effect.

      4.2 Authority. Company has the requisite corporate power and authority to execute and deliver this Agreement and, except for any required approval of Company's shareholders, to consummate the transactions contemplated herein. The execution and delivery of this Agreement and the consummation of the transactions contemplated herein have been duly approved by the Board of Directors of Company and no other corporate proceedings on the part of Company are necessary to authorize this Agreement or to consummate the transactions so contemplated, subject only to approval by the shareholders of Company as provided in Section 5.14 below. This Agreement has been duly executed and delivered by, and constitutes valid and binding obligations of Company, enforceable against Company in accordance with its terms, except as the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and other similar laws affecting the enforcement of creditors' rights generally and by the supervisory and enforcement powers of bank regulatory agencies and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought.

      4.3 Capitalization. As of the date hereof, the authorized capital stock of Company consists of 110,000,000 shares of Company Common Stock and 5,000,000 shares of preferred stock. As of the close of business on February 13, 2004, 49,886,942 shares of Company Common Stock and 70,272 shares of Company Preferred Stock were validly issued and outstanding, fully paid and nonassessable. As of the date hereof, except as set forth in this Section 4.3, pursuant to Company's Option Plans or set forth in a disclosure letter executed by Company and dated and delivered by Company to National City as of the date hereof (the "Company Disclosure Letter"), there are no other shares of capital stock of Company authorized, issued or outstanding and there are no outstanding subscriptions, options, warrants, rights, convertible securities or any other agreements or commitments of any character relating to the issued or unissued capital stock or other securities of Company obligating Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of Company or obligating Company to grant, extend or enter into any subscription, option, warrant, right, convertible security or other similar agreement or commitment. Except as set forth in the Company Disclosure Letter, there are no voting trusts or other agreements or understandings to which Company or any of Company's Subsidiaries is a party with respect to the voting of the capital stock of Company. As of the date hereof, there were outstanding under Company Option Plans options to purchase 8,327,142 shares of Company Common Stock, which Company stock options had a weighted average exercise price of $29.3144 and for which adequate shares of Company Common Stock have been reserved for issuance under Company Option Plans.

      4.4 Subsidiaries. The Company Disclosure Letter sets forth the name and state of incorporation of each Subsidiary of Company (collectively, "Company Subsidiaries" and each an "Company Subsidiary"). Each Company Subsidiary is a bank, a corporation or other business entity duly organized, validly existing and in good standing (or the local law equivalent) under the laws of its respective jurisdiction of incorporation or organization and is qualified to do business as a foreign corporation or foreign business entity in each jurisdiction in which its ownership or lease of property or the nature of the business conducted by it makes such qualification necessary, except for such jurisdictions in which the failure to be so qualified would not have a Material Adverse Effect. Each Company Subsidiary has the requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its businesses as they are now being conducted. Except as set forth in the Company Disclosure Letter, all outstanding shares of capital stock of each Company Subsidiary are owned by Company or another Company Subsidiary and are validly issued, fully paid and (except pursuant to the Ohio Code in the case of The Provident Bank) nonassessable, are not subject to preemptive rights in favor of any Person (other than the Company or another Company Subsidiary) and are owned free and clear of all liens, claims and encumbrances. There are no outstanding subscriptions, options, warrants, rights, convertible securities or any other agreements or commitments of any character relating to the issued or unissued capital stock or other securities of any Company Subsidiary obligating any Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold additional shares of its capital stock or obligating any Company Subsidiary to grant, extend or enter into any subscription, option, warrant, right, convertible security or other similar agreement or commitment.

      4.5 Information in Disclosure Documents, Registration Statement, Etc. None of the information with respect to Company or any Company Subsidiary provided by Company for inclusion in (i) the Registration Statement and (ii) the Proxy Statement will, in the case of the

Proxy Statement or any amendments or supplements thereto, at the time of the mailing of the Proxy Statement and any amendments or supplements thereto, and at the time of the Company Meeting, or, in the case of the Registration Statement, at the time it becomes effective, contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated thereunder.

      4.6 Consent and Approvals; No Violation. Except as set forth in the Company Disclosure Letter, neither the execution and delivery of this Agreement by Company nor the consummation by Company of the transactions contemplated hereby will (a) conflict with or result in any breach of any provision of its articles of incorporation or code of regulations of Company, (b) violate, conflict with, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in the creation of any lien or other encumbrance upon any of the properties or assets of Company or any Company Subsidiary under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Company or any Company Subsidiary is a party or to which they or any of their respective properties or assets are subject, except for such violations, conflicts, breaches, defaults, terminations, accelerations or creations of liens or other encumbrances, which will not have a Material Adverse Effect or (c) require any consent, approval, authorization or permit of or from, or filing with or notification to, any Governmental Entity, except (i) pursuant to the Exchange Act and the Securities Act, (ii) filing the Delaware Certificate of Merger and Certificate of Designation, (iii) filing the Ohio Certificate of Merger, (iv) filings required under the securities or blue sky laws of the various states, (v) filings under the HSR Act, (vi) filings with, and approval by, the FRB, (vii) filings with, and approvals by, the State Entities, (including, but not limited to, the Ohio Superintendent of Financial Institutions, the Arizona Director of Insurance and such other state bank and insurance regulatory agencies) as may be required,
(viii) filings and approvals pursuant to any applicable state takeover law, (ix) filings and approvals under the SBIA, (x) any consents, authorizations, approvals, filings or exemptions in connection with compliance with applicable provisions of federal and state securities laws relating to the regulations of broker-dealers, investment advisers or transfer agents, (xi) any filings with, approvals by and notifications pursuant to the rules and regulations of the NASD, (xii) any consents, authorizations, approvals, filings or exemptions in connection with the Fannie Mae Delegated Underwriting and Servicing lending activities of Company or any Company Subsidiary, or (xiii) consents, approvals, authorizations, permits, filings or notifications which, if not obtained or made will not, individually or in the aggregate, have a Material Adverse Effect.

      4.7 Reports and Financial Statements. Since January 1, 1999, Company and each Company Subsidiary have filed all reports, registrations and statements, together with any required amendments thereto, that they were required to file with the Commission under Section 12(b), 12(g), 13(a) or 14(a) of the Exchange Act, including, but not limited to Forms 10-K, Forms 10-Q and proxy statements (the "Company Reports"). Company has previously furnished or will promptly furnish National City with true and complete copies of each of Company's annual reports on Form 10-K for the years 1999 through 2002. Except as set forth in the Company Disclosure Letter, as of their respective dates, the Company Reports complied in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstance under which they were made, not misleading. Except as set forth in the Company Disclosure Letter, the audited consolidated financial statements and unaudited interim financial statements of Company included in the Company Reports have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be indicated therein or in the notes thereto) and fairly present the consolidated financial position of Company and Company Subsidiaries as at the dates thereof and the results of their operations and cash flows for the periods then ended subject, in the case of the unaudited interim financial statements, to normal year-end and audit adjustments and any other adjustments described therein. There exist no material liabilities of Company and its consolidated subsidiaries, contingent or otherwise of a type required to be disclosed in accordance with generally accepted accounting practices, except as disclosed in the Company Reports. Company's reserve for possible loan losses as shown in its Quarterly Report on Form 10-Q for the quarter ending September 30, 2003 was adequate, within the meaning of generally accepted accounting principles and safe and sound banking practices.

      4.8 Taxes. Company will promptly make available to National City, upon request by National City, true and correct copies of the federal, state and local income tax returns, and state and local property and sales tax returns filed by Company and any of Company Subsidiaries for each of the fiscal years that remains open, as of the date hereof, for examination or assessment of tax. Except as set forth in the Company Disclosure Letter, Company and each Company Subsidiary have prepared in good faith and duly and timely filed, or caused to be duly and timely filed, all federal, state, local and foreign income, estimated tax, withholding tax, franchise, sales and other tax returns or reports required to be filed by them on or before the date hereof, except to the extent that all such failures to file, taken together, would not have a Material Adverse Effect. Except as set forth in the Company Disclosure Letter, Company and each Company Subsidiary have paid, or have made adequate provision or set up an adequate accrual or reserve for the payment of, all taxes shown or required to be shown to be owing on all such returns or reports, together with any interest, additions or penalties related to any such taxes or to any open taxable year or period. Except as set forth in the Company Disclosure Letter, neither Company nor any of Company's Subsidiaries has consented to extend the statute of limitations with respect to the assessment of any tax. Except as set forth in the Company Disclosure Letter, neither Company nor any of Company Subsidiaries is a party to any action or proceeding, nor to the best of Company's knowledge is any such action or proceeding threatened, by any Governmental Entity in connection with the determination, assessment or collection of any taxes, and no deficiency notices or reports have been received by Company or any of Company Subsidiaries in respect of any material deficiencies for any tax, assessment, or government charge.

      4.9 Employee Plans. Except as set forth in the Company Disclosure Letter, all employee benefit, welfare, bonus, deferred compensation, pension, profit sharing, stock option, employee stock ownership, consulting, severance, or fringe benefit plans, formal or informal, written or oral and all trust agreements related thereto, relating to any present or former directors, officers or employees of Company or Company Subsidiaries ("Company Employee Plans") have been maintained, operated, and administered in substantial compliance with their terms and currently comply, and have at all relevant times complied, in all material respects with the applicable requirements of ERISA, the Code, and any other applicable laws. Neither Company nor any Company Subsidiary maintains any defined benefit plan (as defined in Section 3(35) of ERISA) and, except for amendments adopted since January 1, 2003 to Company Employee Plans intended to be qualified under Section 401(a) of the Code not materially affecting the qualified status of the plans (which are disclosed in, and copies of which have been delivered with, the Company Disclosure Letter), each such plan as amended (and any trust relating thereto) either (i) has been determined by the IRS to be so qualified or (ii) is the subject of a pending application for such determination that was timely filed. In addition, (a) no defined benefit plan previously maintained by the Company or any Company Subsidiary, if any, has been terminated in the six years preceding the date of this Agreement, nor has the PBGC instituted proceedings to terminate any such defined benefit plan or to appoint a trustee or administrator of any such defined benefit plan, and no circumstances exist that constitute grounds under Section 4042(a)(2) of ERISA entitling the PBGC to institute any such proceedings and (b) Company has not maintained or participated in a "multiemployer plan" within the meaning of Section 3(37) of ERISA or a "multiple employer plan" within the meaning of Section 413(c) of the Code. Neither Company nor any Company Subsidiary has incurred any liability to the PBGC with respect to any "single-employer plan" within the meaning of Section 4001(a)(15) of ERISA currently or formerly maintained by any entity considered one employer with it under Section 4001 of ERISA or Section 414 of the Code, except for premiums all of which have been paid when due. Except as set forth in the Company Disclosure Letter, there is no basis for any Person to assert that Company or any Company Subsidiary has an obligation to institute any Employee Plan or any such other arrangement, agreement or plan. With respect to any insurance policy that heretofore has or currently does provide funding for benefits under any Company Employee Plan, (x) there is no liability on the part of Company or any Company Subsidiary in the nature of a retroactive or retrospective rate adjustment, loss-sharing arrangement, or other actual or contingent liability, nor would there be any such liability if such insurance policy was terminated, and (y) no insurance company issuing such policy is in receivership, conservatorship, liquidation or similar proceeding and, to the knowledge of Company, no such proceeding with respect to any such insurer is imminent. Except as set forth in the Company Disclosure Letter, neither the execution of this Agreement, nor the consummation of the transactions contemplated thereby will (A) constitute a stated triggering event under any Company Employee Plan that will result in any payment (whether of severance pay or otherwise) becoming due from Company or any Company Subsidiary to any present or former officer, employee, director, shareholder, consultant or dependent of any of the foregoing or (B) accelerate the time of payment or vesting, or increase the amount of compensation due to any present or former officer, employee, director, shareholder, consultant, or dependent of any of the foregoing. Neither Company nor any Company Subsidiary has any obligations for retiree health and life benefits under any Company Employee Plan, except as set forth in the Company Disclosure Letter. Except as set forth in the Company Disclosure Letter, there are no restrictions on the rights of Company or Company

Subsidiaries to amend or terminate any such Company Employee Plan without incurring any liability thereunder.

      4.10 Material Contracts. Except as set forth in the Company Disclosure Letter or disclosed in the Company Reports, neither Company nor any Company Subsidiary is a party to, or is bound or affected by, or receives benefits under
(a) any Benefit Agreements providing for aggregate payments to any Person in any calendar year in excess of $250,000, (b) any material agreement, indenture or other instrument relating to the borrowing of money by Company or any Company Subsidiary or the guarantee by Company or any Company Subsidiary of any such obligation (other than trade payables and instruments relating to borrowings or guaranties made in the ordinary course of business consistent with past practice) or (c) any other contract or agreement or amendment thereto that would be required to be filed as an exhibit to a Form 10-K filed by Company with the Commission as of the date hereof (collectively, the "Company Contracts"). Neither Company nor any Company Subsidiary is in default under any Company Contract, which default is reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect, and there has not occurred any event that with the lapse of time or the giving of notice or both would constitute such a default. Except as set forth in Company Disclosure Letter, neither Company nor any Company Subsidiary is a party to, or is bound by, any collective bargaining agreement, contract, or other agreement or understanding with a labor union or labor organization, nor is Company or any Company Subsidiary the subject of a proceeding asserting that it or any Company Subsidiary has committed an unfair labor practice or seeking to compel it or such Subsidiary to bargain with any labor organization as to wages and conditions of employment, nor is there any strike or other labor dispute involving it or any Company Subsidiary pending or threatened.

      4.11 Absence of Certain Changes or Events. Except as disclosed in the Company Reports filed by Company with the Commission prior to the date of this Agreement, since December 31, 2003, there has not been any change in the financial condition, results of operations or business of Company or any Company Subsidiary which will have a Material Adverse Effect.

      4.12 Litigation. Except as disclosed in the Company Reports filed by Company with the Commission prior to the date of this Agreement, there is no suit, action or proceeding pending, or, to the knowledge of Company, threatened against or affecting Company or any Company Subsidiary which, if determined adversely to Company, would be reasonably expected to have a Material Adverse Effect, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator, outstanding against Company or any Company Subsidiary having, or which would, insofar as reasonably can be foreseen, now or in the future, have a Material Adverse Effect.

      4.13 Compliance with Laws and Orders.

            (a) Company and each Company Subsidiary hold all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to each, and have complied in all respects with and are not in default in any respect under any, applicable law, statute, order, rule, regulation, policy or guideline of any

Governmental Entity relating to Company or Company Subsidiary, except where the failure to hold such license, franchise, permit or authorization or such noncompliance or default is not reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect.

            (b) Except as set forth in the Company Disclosure Letter or as disclosed in the Company Reports filed by Company with the Commission prior to the date of this Agreement, the businesses of Company and each Company Subsidiary are not being conducted in violation of any law, ordinance, regulation, judgment, order, decree, license or permit of any Governmental Entity (including, without limitation, in the case of a Company Subsidiary that is a bank, all statutes, rules and regulations pertaining to the conduct of the banking business and the exercise of trust powers), except for violations which individually or in the aggregate do not, and, insofar as reasonably can be foreseen, in the future will not, have a Material Adverse Effect. Except as set forth in the Company Disclosure Letter, no investigation or review by any Governmental Entity with respect to Company or any Company Subsidiary is pending or, to the knowledge of Company threatened, nor has any Governmental Entity indicated an intention to conduct the same in each case other than those the outcome of which will not have a Material Adverse Effect.

            (c) Except as is not reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect, Company and each Company Subsidiary have properly administered all accounts for which its acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents, applicable state and federal law and regulation and common law. None of Company, any Company Subsidiary, or any director, officer or employee of Company or of any Company Subsidiary, has committed any breach of trust or fiduciary duty with respect to any such fiduciary account that is reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect, and, except as would not be reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect, the accountings for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.

      4.14 Agreements with Bank Regulators, Etc. Neither Company nor any Company Subsidiary is a party to any written agreement or memorandum of understanding with, or a party to any commitment letter, board resolution or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, any Governmental Entity which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies or its management, except for those the existence of which has been disclosed in the Company Disclosure Letter, nor has Company been advised by any Governmental Entity that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter or similar submission, except as set forth in the Company Disclosure Letter. Neither Company nor any Company Subsidiary is required by Section 32 of the Federal Deposit Insurance Act to give prior notice to a Federal banking agency of the proposed addition of an individual to its board of directors or the employment of an individual as a senior or executive officer. Company knows of no reason why the regulatory approvals referred to in Section 4.6(c) above should not be obtained.

      4.15 Tax Treatment. As of the date hereof, Company is aware of no reason why the Merger will fail to qualify as a reorganization under Section 368(a) of the Code.

      4.16 Fees. Except for fees paid and payable to UBS Securities LLC and The Secura Group, L.L.C., neither Company nor any Company Subsidiary has paid or will become obligated to pay any fee (including any break-up or termination fee) or commission to any broker, finder, intermediary or any other Person in connection with, or as a result of, the transactions contemplated by this Agreement.

      4.17 Company Action. The Board of Directors of Company (at a meeting duly called, constituted and held) has by the requisite vote of all directors present
(a) determined that the Merger is advisable and in the best interests of Company and its shareholders, (b) approved this Agreement and the transactions contemplated by this Agreement, including the Merger, and (c) has directed that the Merger be submitted for consideration by Company's shareholders at the Company Meeting. The Board of Directors of Company has approved the transactions contemplated by this Agreement and taken all steps necessary to exempt (i) the execution of this Agreement, (ii) the Merger and (iii) the transactions contemplated hereby and thereby from, any statute of the Ohio Code that purports to limit or restrict business combinations or the ability to acquire or to vote shares and any other applicable state business combination or anti-takeover provisions of Company's articles of incorporation or code of regulations as currently in effect.

      4.18 Vote Required. The affirmative votes of holders of at least two-thirds of the outstanding shares of Company Common Stock entitled to vote thereon are the only votes of the holders of any class or series of Company capital stock necessary to approve this Agreement and the transactions contemplated by this Agreement.

      4.19 Material Interests of Certain Persons. Except as disclosed in Company's Proxy Statement for its 2003 Annual Meeting of Stockholders, no officer or director of Company, or any "associate" (as such term is defined in Rule 14a-1 under the Exchange Act) of any such officer or director, has any material interest in any material contract or property (real or personal), tangible or intangible, used in or pertaining to the business of Company or any Company Subsidiary that is required to be disclosed under the requirements of the Exchange Act and the rules and regulations promulgated thereunder.

      4.20 Environmental Matters. (i) To the best of Company's knowledge, neither Company nor any Company Subsidiary is in violation of or has any liability, absolute or contingent, in connection with or under any Environmental Law, except any such violations or liabilities which would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect;
(ii) to the best of Company's knowledge, none of the Loan Portfolio Properties, Trust Properties and Other Properties of Company or any Company Subsidiary is in violation of or has any liability, absolute or contingent, under any Environmental Law, except any such violations or liabilities which, individually or in the aggregate would not have a Material Adverse Effect; and (iii) to the best of Company's knowledge, there are no actions, suits, demands, notices, claims, investigations or proceedings pending or threatened relating to any Loan Portfolio Properties, Trust Properties and Other Properties including, without limitation, any notices, demand letters or requests for information from any federal or state environmental agency relating to any such liability under or violation of Environmental Law, which would impose a liability upon Company or any Company Subsidiary pursuant to any Environmental Law, except such as would not, individually or in the aggregate have a Material Adverse Effect.

      4.21 Labor. (a) Neither Company nor any Company Subsidiary is engaged in, and has not engaged in, any unfair labor practice; (b) there is no labor strike, dispute, slowdown or stoppage actually pending threatened against or directly affecting Company or any Company Subsidiary; (c) no union is currently certified, and there is no union representation question and no union or other organizational activity that would be subject to the National Labor Relations Act (29 U.S.C. Section 151 et seq.) exists or is, to the best knowledge of Company, threatened; (d) no grievance or arbitration proceeding arising out of or under collective bargaining agreements is pending and no claims therefore exist or to the best of Company's knowledge, are threatened; (e) no collective bargaining agreement exists which is binding on Company and/or any Company Subsidiary; (f) neither Company nor any Company Subsidiary has experienced any material work stoppage or other material labor difficulty; and (g) except as set forth in the Company Disclosure Letter, neither Company nor any Company Subsidiary is delinquent in any material payments to any of its current or former officers, directors, employees or agents for any wages, salaries, commissions, bonuses, benefits or other compensation for any services performed by them or amounts required to be reimbursed to them.

      4.22 Company Disclosure Letter. The Company Disclosure Letter is arranged in a format in which the disclosures made therein are arranged in paragraphs or sections corresponding to the numbered and lettered sections and subsections of this Agreement. The matters expressly disclosed in the Company Disclosure Letter shall be deemed to be disclosed for all purposes thereunder, so long as such disclosure contains sufficient factual detail to render its relevance to such other purposes readily apparent. The inclusion of any matter in the Company Disclosure Letter shall not be deemed an admission or otherwise imply that any such matter is material for purposes of this Agreement.

      4.23 Minute Books. The minute books of Company and each Company Subsidiary contain or will contain at Closing accurate records of all corporate actions of their respective shareholder(s) and boards of directors (including committees of the board of directors).

                                  V. COVENANTS

      5.1 Acquisition Transactions. Company and each Company Subsidiary shall not, directly or indirectly, and shall instruct and otherwise use its best efforts to cause their respective officers, directors, employees, agents or advisors or other representatives or consultants not to, directly or indirectly,
(i) solicit or initiate any proposals or offers from any Person relating to any acquisition or purchase of all or a material amount of the assets of, or any securities of, or any merger, consolidation or business combination with, Company or any Company Subsidiary (such transactions are referred to herein as "Acquisition Transactions") or (ii) participate in any discussions or negotiation regarding, or furnish to any other Person any information with respect to, an Acquisition Transaction. Notwithstanding the foregoing, nothing in this Section 5.1 shall restrict or prohibit (x) any disclosure by Company that is required in any document to be filed with the Commission after the date of this Agreement, (y) any disclosure that, in the written opinion of counsel to the Board of Directors of Company is otherwise required by applicable law, or (z) prior to the Company Meeting, consideration and participation in discussions and negotiations regarding, and furnishing to any other Person any information with respect to, a bona fide proposal for an Acquisition Transaction received by Company if the Board of Directors of Company determines in good faith (after consultation with outside legal counsel) that failure to do so would cause it to violate its fiduciary duties. Company shall, and shall cause each Company Subsidiary to, immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. Company shall notify National City immediately if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with Company or any Company Subsidiary.

      5.2 Interim Operations of Company. During the period from the date of this Agreement to the Effective Time, except as specifically contemplated by this Agreement, set forth in the Company Disclosure Letter or as otherwise approved expressly in writing by National City (which approval will not be unreasonably withheld, conditioned or delayed):

            (a) Conduct of Business. Company shall, and shall cause each Company Subsidiary to, conduct their respective businesses only in, and not take any action except in, the ordinary course of business consistent with past practice. Company shall use reasonable efforts to preserve intact the business organization of Company and each Company Subsidiary, to keep available the services of its and their present key officers and employees and to preserve the goodwill of those having business relationships with Company or any Company Subsidiary. Other than in the ordinary course of business consistent with past practice, Company shall not (i) incur any indebtedness for borrowed money (it being understood and agreed that incurrence of indebtedness in the ordinary course of business shall include, without limitation, the creation of deposit liabilities, purchases of federal funds, sales of certificates of deposit and entering into repurchase agreements), (ii) assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity, or (iii) make any loan or advance. Company shall not, and shall not permit any of the Company Subsidiaries to, adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, restructuring, recapitalization or reorganization.

            (b) Articles and Code of Regulations. Company shall not and shall not permit any Company Subsidiary to make any change or amendment to their respective articles of incorporation or code or regulations (or comparable governing instruments) in a manner that would materially and adversely affect either party's ability to consummate the Merger or the economic benefits of the Merger to either party.

            (c) Capital Stock. Company shall not, and shall not permit any Company Subsidiary to, issue or sell any shares of capital stock or any other securities of any of them (other than pursuant to outstanding exercisable stock options granted pursuant to one of Company Option Plans or conversion of any shares of Company Preferred Stock and to the extent of additional shares of Company Common Stock with respect to the PRIDES issued by PFGI Capital Corporation and Series A Preferred Stock of The Provident Bank) or issue any securities convertible into or exchangeable for, or options, warrants to purchase, scrip, rights to subscribe for, calls or commitments of any character whatsoever relating to, or enter into any contract, understanding or arrangement with respect to the issuance of, any shares of capital stock or any other securities of any of them (other than pursuant to Company Option Plans) or enter into any arrangement or contract with respect to the purchase or voting of shares of their capital stock, or adjust, split, combine or reclassify any of their capital stock or other securities or make any other changes in their capital structures. Neither Company nor any Company Subsidiary shall grant any additional stock options, except for up to 25,000 shares in the aggregate of Company Common Stock awarded in the ordinary course of business consistent with Company's past practices.

            (d) Dividends. Company shall not, and shall not permit any Company Subsidiary to, declare, set aside, pay or make any dividend or other distribution or payment (whether in cash, stock or property) with respect to, or purchase or redeem, any shares of the capital stock of any of them other than
(i) regular quarterly cash dividends in an amount not to exceed $.24 per share of Company Common Stock payable on the regular historical payment dates, (ii) regular dividends on Company Preferred Stock and (ii) dividends paid between the date hereof and the Effective Time by any Company Subsidiary to Company or another Company Subsidiary with respect to its capital stock, (iii) regular dividends or distributions on the Preferred Securities under the Provident Capital Trust I, Provident Capital Trust II, Provident Capital Trust III or Provident Capital Trust IV and (iv) regular dividends declared by the PFGI Capital Corporation Board of Directors as contemplated under the Series A Preferred Stock of PFGI Capital Corporation. It is agreed by the parties hereto that they shall cooperate to assure that, during any quarter, there shall not be a duplication of or omission of payment of dividends to shareholders of Company. If National City proposes to consummate the Merger on a date after the record date for the declaration of its quarterly dividend has occurred but prior to the date on which Company's dividend for the same quarterly period has been declared or paid, the parties agree that the record date for the declaration of Company's dividends for such quarter, or the dividend payment date, or both, may be accelerated to permit the payment of such dividend prior to the Effective Time.

            (e) Employee Plans, Compensation, Etc Except as otherwise provided in this Agreement, Company shall not, and shall not permit any Company Subsidiary to, adopt or amend except as required by law (including as required to maintain qualification under Section 401(a) of the Code or other contractual obligations existing on the date hereof) or with the consent of National City, which consent shall not be unreasonably withheld, any bonus, profit sharing, compensation, severance, termination, stock option, pension, retirement, deferred compensation, employment or other employee benefit agreements, trusts, plans, funds or other arrangements for the benefit or welfare of any director, officer or employee, or (except for normal increases in the ordinary course of business consistent with past practice not to exceed 3% in the aggregate) increase the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any existing plan, agreement or arrangement (including, without limitation, the granting of stock options or stock appreciation rights) or take any action or grant any benefit not required under the terms of any existing agreements, trusts, plans, funds or other such arrangements or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

            (f) Certain Policies. Company will modify and change its loan, litigation, real estate valuation, asset, liquidity and investment portfolio policies and practices (including loan classifications and level of reserves) prior to the Effective Time so as to be consistent on a mutually satisfactory basis with those of National City and generally accepted accounting principles, at the earlier of (i) such time as National City acknowledges that all conditions to its obligations to consummate the Merger set forth in Sections 7.1 and 7.3 below have been irrevocably waived or satisfied and National City waives any right to terminate this Agreement for any reason whatsoever (but in no event prior to seven (7) days before the Effective Time) or (ii) immediately prior to the Effective Time. Company's representations, warranties or covenants contained in this Agreement shall not be deemed to be untrue or breached in any respect for any purpose as a consequence of any such modifications or changes.

      5.3 Interim Operations of National City. During the period from the date of this Agreement to the Effective Time, without the prior written consent of Company, National City agrees for itself and its Subsidiaries as follows:

            (a) Conduct of Business. National City shall use reasonable efforts to preserve its business goodwill. Other than in the ordinary course of business consistent with past practice and except for transactions not exceeding $5,000,000,000 in the aggregate, National City shall not (i) incur any indebtedness for borrowed money (it being understood and agreed that incurrence of indebtedness in the ordinary course of business shall include, without limitation, the creation of deposit liabilities, purchases of federal funds, sales of certificates of deposit, issuing bank notes and entering into repurchase agreements) or (ii) assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity other than a National City Subsidiary. National City shall not, and shall not permit any of its Significant Subsidiaries to, adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution.

            (b) Certificate of Incorporation and By-laws. National City shall not and shall not permit any National City Subsidiary to make any change or amendment to their respective certificates of incorporation or by-laws (or comparable governing instruments) in a manner that would materially and adversely affect either party's ability to consummate the Merger or the economic benefits of the Merger to either party.

            (c) Dividends; Changes in Stock. National City shall neither declare or pay nor propose to declare or pay any extraordinary or special dividends on or make any other special distributions in respect of any of its capital stock, except (A) as otherwise expressly provided herein, (B) the declaration and payment of regular quarterly cash dividends as may be adjusted from time to time, in each case with usual record and payment dates for such dividends in accordance with National City's past dividend practice, and (C) for dividends by a Subsidiary of National City.

            (d) Actions Causing Delay. National City shall not, and shall not permit any of its wholly-owned Subsidiaries to, acquire or agree to acquire, by merging or consolidating with, by purchasing a substantial equity interest in or a substantial portion of the assets of, by forming a partnership or joint venture, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets, or make or propose to make any sale, lease, assignment or other disposition of a material part of its assets or the assets of any Subsidiary, if the effect of any of the foregoing would be to present a material risk of any material delay in the receipt of any approval required for consummating the Merger or delay in the Effective Time. Without limiting the generality of the foregoing, National City shall not (i) enter into any merger, consolidation or similar business combination transaction in which National City is not the surviving entity or (ii) undertake any other merger, consolidation, acquisition or similar business combination transaction that would result in National City issuing a portion of its capital stock greater than the portion of its capital stock contemplated to be issued to shareholders of Company pursuant to this Agreement or that would result in National City or any wholly-owned National City Subsidiary paying an amount in cash or other property greater than the value of the capital stock of National City contemplated to be issued to shareholders of Company pursuant to this Agreement.

      5.4 Control of Other Party's Business. Nothing contained in this Agreement (including, without limitation, Sections 5.2 and 5.3) shall give National City, directly or indirectly, the right to control or direct the operations of Company or shall give Company, directly or indirectly, the right to control or direct the operations of National City prior to the Effective Time. Prior to the Effective Time, each of Company and National City shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries' respective operations.

      5.5 Employee Matters.

            (a) Benefit Agreements. Surviving Corporation and National City shall honor, maintain and perform on and after the Effective Time and through December 31, 2004, without deduction, counterclaims, interruptions or deferment (other than withholding under applicable law or as expressly authorized by a Company Employee Plan), all of Company's and Company Subsidiaries' obligations under Company Employee Plans as such plans are in effect as of the Effective Time. Nothing in this Section shall be construed to require the accrual of any benefit under any Company Employee Plans past December 31, 2004 or preclude National City from amending or terminating any such Company Employee Plan effective on or after December 31, 2004.

            (b) Employment of Continuing Employees. National City agrees that each Person who is an employee of Company or any Company Subsidiary as of immediately prior to the Effective Time (individually, a "Continuing Employee" and, collectively, the "Continuing Employees") shall be an employee of National City or one of its Subsidiaries as of the Effective Time. Following the Effective Time and through December 31, 2004, each Continuing Employee, while employed by National City or one of its Subsidiaries, shall continue to receive, as nearly as is practicable, the benefits such Continuing Employee would have received under the Company Employee Plans immediately prior to the Effective Time.

            (c) Participation in National City Plans. Commencing as of January 1, 2005, National City and its Subsidiaries shall cause the Continuing Employees, while employed by National City or any of its Subsidiaries, to be eligible to participate in the National City

Employee Plans that provide employee benefits (including, but not limited to, pension, welfare, incentive compensation, severance, and vacation pay benefits) that similarly situated National City employees participate in.

            (d) Past Service Credit Under National City Plans. National City and its Subsidiaries shall cause the National City Employee Plans that cover the Continuing Employees or any of their dependents or beneficiaries to treat the employment and service of the Continuing Employees with the Company, Company Subsidiaries and any predecessor employers through the Effective Time as employment and service with National City and its Subsidiaries for all purposes (other than benefit accruals under any defined benefit pension plan including, but not limited to, the calculation of future pay credit service under a cash balance pension formula and any eligibility requirements for benefits under National City's Retiree Welfare Benefit Plan) under National City Employee Plans that cover the Continuing Employees.

            (e) Severance Upon Termination of Continuing Employee. If a Continuing Employee's employment is terminated by National City or any of its Subsidiaries (A) on or prior to the first anniversary of the Effective Time, such Continuing Employee shall be entitled to severance benefits from National City and its Subsidiaries that are not less than the greater of (i) the severance benefits that would have been paid under the severance benefit plan or program of the Company or Company Subsidiaries applicable to such Continuing Employee as of the date hereof, and (ii) the severance benefits that would be paid from time to time under the severance benefit plan or program of National City and its Subsidiaries that applies to similarly situated employees of National City and its Subsidiaries; and (B) after the first anniversary of the Effective Time, such Continuing Employee shall be entitled to severance benefits from National City and its Subsidiaries in accordance with the severance plans and policies of National City and its Subsidiaries, as in effect from time to time thereafter for similarly situated employees.

            (f) Change in Control. National City acknowledges that, and will cause the Surviving Corporation to acknowledge that, the consummation of the Merger shall constitute a "Change in Control" within the meaning of each Company Employee Plan and each severance agreement or employment agreement to which the Company or any Company Subsidiary is a party, and that following the consummation of the Merger "Good Reason" within the meaning of each severance or employment agreement listed in section 5.5(f)(1) of the Company Disclosure Letter shall exist for purposes of each such listed agreement. Upon the consummation of the Merger, National City shall, or shall cause the Surviving Corporation to, assume the Company's obligations under each severance or employment agreement of the Company, including without limitation those specifically listed in section 5.5(f)(2) of the Company Disclosure Letter.

      5.6 Access and Information. Upon reasonable notice, National City and Company shall, and shall cause its respective Subsidiaries to, afford to the other party to this Agreement and its representatives (including, without limitation, directors, officers and employees of such investigating party and its affiliates, and counsel, accountants and other professionals retained) such access during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation, tax returns and work papers of independent auditors), properties, personnel and to such other information as such investigating party may reasonably request; provided, however, that a party shall not be required to provide access to any such information if the providing of such access (i) would be reasonably likely, to advice of counsel, to result in the loss or impairment of any privilege generally recognized under law with respect to such information or (ii) would be precluded by any law, ordinance, regulation, judgment, order, decree, license or permit of any Governmental Entity. Any claim by a party for a breach of representation, warranty, covenant, agreement or obligation of such party hereunder shall not be affected by any investigation conducted by such party with respect to, or knowledge acquired (or capable of being acquired), with respect to the accuracy or inaccuracy of or compliance with any such representation, warranty, covenant, agreement or obligation. All information furnished by one party to the other parties in connection with this Agreement or the transactions contemplated hereby shall be subject to the terms and conditions of the Confidentiality Agreements, dated November 4, 2003 and February 9, 2004, by and between National City and Company (the "Confidentiality Agreements"). Without limiting the effect of the Confidentiality Agreements, if the transactions contemplated by this Agreement are not consummated, each party shall promptly cause all copies of documents or extracts thereof containing information and data as to another party hereto to be returned to the party that furnished the same or destroyed.

      5.7 Certain Filings, Consents and Arrangements. National City and Company shall (a) as soon as practicable make any required filings and applications required to be filed with Governmental Entities between the date of this Agreement and the Effective Time, (b) cooperate with one another (i) in promptly determining whether any other filings are required to be made or consents, approvals, permits or authorizations are required to be obtained under any other relevant federal, state or foreign law or regulation and (ii) in promptly making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such consents, approvals, permits or authorizations and (c) deliver to the other parties to this Agreement copies of the publicly-available portions of all such reports promptly after they are filed.

      5.8 State Takeover Statutes. Company shall take all reasonable steps to
(i) exempt Company and the Merger from the requirements of any state takeover law by action of Company's Board of Directors or otherwise and (ii), upon the request of National City, assist in any challenge by National City to the applicability to the Merger of any state takeover law.

      5.9 Indemnification.

            (a) From and after the Effective Time, in the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, including, without limitation, any such claim, action, suit, proceeding or investigation in which any Person who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director or officer of Company or any Company Subsidiary (the "Indemnitees") is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was a director, officer or employee of Company, any of the Company Subsidiaries or any of their respective predecessors; or (ii) this Agreement or any of the transactions contemplated hereby, whether in any case asserted or arising before or after the Effective Time, National City shall indemnify and hold harmless, as and to the fullest extent permitted by law, each such Indemnitee against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorney's fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnitee to the fullest extent permitted by law upon receipt of any undertaking required by applicable law), judgments, fines and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, proceeding or investigation, and in the event of any such threatened or actual claim, action, suit, proceeding or investigation (whether asserted or arising before or after the Effective Time). National City's obligations under this Section 5.9(a) continue in full force and effect for a period of six (6) years from the Effective Time; provided, however, that all rights to indemnification in respect of any claim (a "Claim") asserted or made within such period shall continue until the final disposition of such Claim.

            (b) National City agrees that all rights to indemnification and all limitations on liability existing in favor of the directors, officers and employees of Company and the Company Subsidiaries, and their respective heirs and assigns (the "Covered Parties") as provided in their respective articles or certificate of incorporation or code of regulations as in effect as of the date hereof with respect to matters occurring prior to the Effective Time shall survive the Merger and shall continue in full force and effect, without any amendment thereto.

            (c) National City, from and after the Effective Time, shall (i) cause the Persons who served as directors or officers of Company and the Company Subsidiaries on or before the Effective Time to be covered by Company's existing directors' and officers' liability insurance policy or an equivalent "tail" directors and officers liability insurance policy, and a "tail" fiduciary liability insurance policy covering officers and employees of Company and the Company Subsidiaries with respect to the Company Employee Plans, with a duration of not less than six (6) years from the Effective Time (provided, that National City may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are not materially less favorable than such policy) (the "Insurance Policies"); provided, however, that (i) after the first year of coverage under the Insurance Policies, National City shall not be obligated to make annual premium payments (or the annualized equivalent in premium payments for whatever period may be covered) pursuant to this Section 5.9(c) for the Insurance Policies to the extent such premiums exceed 150% of the annual premiums paid as of the date hereof by Company for its current premiums for such insurance (the "Insurance Expense Cap"), (ii) National City shall use its reasonable best efforts to obtain the Insurance Policy commencing on the Effective Time and, within the Insurance Expense Cap, keep such policy in effect until the sixth anniversary of the Effective Time. If National City is unable to obtain such Insurance Policy with the coverages required hereby within the Insurance Expense Cap, then National City shall use the full amount of the Insurance Expense Cap to obtain one or more alternate insurance policies with as much coverage as is commercially obtainable. National City shall provide Company with a true and complete copy of a binder with respect to such Insurance Policy at least ten (10) days prior to the Effective Time and shall provide Company a true and complete copy of the Insurance Policy as proposed to be issued prior to the Effective Time.

            (d) If National City or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or National City or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of National City assume the obligations set forth in this Section.

            (e) The provisions of this Section 5.9 are intended to be for the benefit of, and shall be enforceable by, as the case may be, each Indemnitee, Covered Party or director or officer of Company and each Company Subsidiary and their respective heirs, representatives and assigns. National City agrees to pay all costs and expenses (including fees and expenses of counsel) that may be incurred by any such Person or his or her personal representatives in successfully enforcing the obligations of National City under this Section. The provisions of this Section shall survive the Closing for an indefinite period of time and are in addition to any other rights to which an Indemnitee or Covered Party may be entitled.

      5.10 Additional Agreements.

            (a) Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its reasonable efforts to take promptly, or cause to be taken promptly, all actions and to do promptly, or cause to be done promptly, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, including using its best efforts to obtain all necessary actions or non-actions, extensions, waivers, consents and approvals from all applicable Governmental Entities, effecting all necessary registrations, applications and filings and obtaining any required contractual consents and regulatory approvals.

            (b) Each party covenants, for itself and its Subsidiaries, not to take intentionally any action that would, or reasonably might be expected to, result in any of its representations and warranties set forth in this Agreement being or becoming untrue, subject to such exceptions as do not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company, National City or on the Surviving Corporation following the Effective Time, or in any of the conditions to the Merger not being satisfied or in a violation of any provision of this Agreement, or (unless such action is required by applicable law) which would adversely affect the ability of the parties to obtain any approval required for the consummation of the Merger without imposition of conditions or restrictions.

      5.11 Section 16. National City and Company agree that, in order to most effectively compensate and retain Company Insiders (as defined below) in connection with the Merger, both prior to and after the Effective Time, it is desirable that Company Insiders not be subject to a risk of liability under
Section 16(b) of the Exchange Act to the fullest extent permitted by applicable law in connection with the conversion of shares of Company Common Stock and Unexercised Options to acquire Company Common Stock into shares of National City Common Stock and options to acquire shares of National City Common Stock in the Merger, and for that compensatory and retentive purpose agree to the provisions of this Section 5.11. "Company Insiders" shall mean those officers and directors of Company who are subject to the reporting requirements of Section 16(a) of the Exchange Act. Company shall, reasonably promptly following the date hereof, provide to National City a list of (a) the Company Insiders, (b) the number of shares of National City Common Stock and National City Preferred Stock thereon expected to be received pursuant to the Merger, as appropriate, by each Company Insider at the

Effective Time on account of shares of Company Common Stock, Company Preferred Stock and Unexercised Options thereon, reasonably expected to be held by such Company Insider immediately prior to the Effective Time and (c) a description of the material terms of such Unexercised Options. Prior to the Effective Time, (x) the Company's Board of Directors shall take such actions consistent with the Commission's interpretive guidance to approve the disposition of Company Common Stock, Company Preferred Stock and Unexercised Options thereon, by each Company Insider for purposes of Rule 16b-3(e) such that the deemed "sale" of such Company Common Stock, Company Preferred Stock and Company Options thereon by such Persons pursuant to the Merger shall be exempt from liability pursuant to
Section 16(b) of the Exchange Act, and (y) the National City Board of Directors shall take such action consistent with the Commission's interpretive guidance to approve the acquisition of National City Common Stock and National City Preferred Stock by each director and officer of National City for purposes of Rule 16b-3(d) under the Exchange Act such that the deemed "purchase" of such National City Common Stock and National City Preferred Stock thereon, by such Persons pursuant to the Merger shall be exempt from liability pursuant to
Section 16(b) of the Exchange Act.

      5.12 Publicity. The initial press release announcing this Agreement shall be a joint press release and thereafter Company and National City shall consult with each other in issuing any press releases or otherwise making public statements with respect to the transactions contemplated hereby and in making any filings with any Governmental Entity or with any national securities exchange with respect thereto.

      5.13 Registration Statement and Proxy. As soon as practicable after the date hereof, National City and Company shall prepare and file with the Commission the Proxy Statement, with form of proxy to be used in connection with the vote of Company shareholders with respect to the Merger. National City shall, as promptly as practicable after the date hereof, prepare and file with the Commission the Registration Statement, containing the Proxy Statement, in connection with the registration under the Securities Act of National City Common Stock issuable upon conversion of Company Common Stock in the Merger. National City and Company shall each use all reasonable efforts to have or cause the Registration Statement declared effective as promptly as practicable following receipt of final comments from the Staff of the Commission on the Proxy Statement and Registration Statement (or confirmation that such Staff will not review such filings), including, without limitation, cooperating with each other in the preparation of such documents, causing their accountants to deliver necessary or required instruments such as opinions and certificates and taking any other action required or necessary to be taken under federal or state securities laws or otherwise in connection with the registration process and to maintain the effectiveness of the Registration Statement. Company shall use all reasonable efforts to cause the Proxy Statement to be mailed to its shareholders at the earliest practicable date. National City and Company shall cooperate with respect to the Company Meeting, and Company shall use all reasonable efforts to hold such meeting as soon as practicable after the date hereof.

      5.14 Stock Exchange Listings. National City shall use its best efforts to list on the New York Stock Exchange, upon official notice of issuance, the National City Common Stock to be issued pursuant to the Merger.

      5.15 Shareholders' Meeting. Company shall take all action necessary, in accordance with applicable law and its articles of incorporation and code of regulations, to convene a special meeting of the holders of Company Common Stock (the "Company Meeting") as promptly as practicable for the purpose of considering and taking action upon this Agreement. The Board of Directors of Company shall recommend that the holders of Company Common Stock vote in favor of and approve the Merger and adopt this Agreement at the Company Meeting, and may not withdraw or modify its approval or recommendation, unless the Board of Directors of Company determines in good faith (after consultation with outside legal counsel) that failure to do so would cause it to violate its fiduciary duties.

      5.16 Tax-Free Reorganization Treatment. Neither National City nor Company shall intentionally take or cause to be taken any action, whether before or after the Effective Time, which would disqualify the Merger as a "reorganization" within the meaning of Section 368 of the Code.

      5.17 Provision of Shares. National City shall issue and provide the shares of National City Common Stock and National City Preferred Stock deliverable upon the conversion of Company Common Stock and Company Preferred Stock, respectively, pursuant to this Agreement, and will provide the cash to be paid in lieu of fractional shares of National City Common Stock as provided in
Section 2.1 above. The shares of National City Common Stock and National City Preferred Stock to be issued and exchanged for shares of Company Common Stock and Company Preferred Stock, respectively, pursuant to this Agreement shall, at the Effective Time, be duly authorized, validly issued, fully paid and nonassessable and subject to no preemptive rights.

      5.18 Adverse Action. From the date hereof until the Effective Time, except as expressly contemplated by the Agreement, neither party will, without the written consent of the other party (which consent will not be unreasonably withheld, conditioned or delayed) knowingly take any action that would, or would be reasonably likely to result in (a) any of its representations and warranties set forth in the Agreement being or becoming untrue, (b) any of the conditions to the Merger set forth in Article VII below not being satisfied or (c) a material violation of any provision of the Agreement except, in each case, as may be required by applicable law.

      5.19 Notice of Breach or Potential Breach. Company or National City, as the case may be, shall promptly notify the other party to this agreement of any change, circumstance or event which would cause any of the representations or warranties made by such notifying party pursuant to this Agreement to be untrue or which prevents such notifying party from complying with any of its obligations hereunder.

      5.20 Update and Supplement to Disclosure Letters. Company and National City shall be permitted to update and supplement their respective Disclosure Letters so as to disclose other information or exceptions to one or more representations or warranties contained in Article III hereof in the case of National City and Article IV hereof in the case of Company which are a result of events which occur, or knowledge first obtained, after the date hereof; provided, however, that, anything herein to the contrary notwithstanding, (i) no exceptions or other information set forth on any such updated or supplemented Disclosure Letter shall be deemed to cure any representation or warranty which was not true and correct as of the date hereof, and (ii) the exceptions and other information set forth on any such updated or supplemented Disclosure Letter shall not be taken into consideration in determining, for purposes of this Agreement, whether the conditions set forth in Section 7.3 hereof in the case of National City, and Section 7.2 hereof in the case of Company shall have been satisfied, and (iii) this Section 5.20 shall not relieve any party of its obligations under any covenant set forth herein.

                              VI. CLOSING MATTERS

      6.1 The Closing. Subject to satisfaction or waiver of all conditions precedent set forth in Article VII below, the closing (the "Closing") shall occur at such location mutually agreeable to the parties and on a date (the "Closing Date") which is on the first business day after the later of:

            (a) the first date on which the Merger may be consummated in accordance with the approvals of any Governmental Entities; or

            (b) the date the required approvals of Company's shareholders have been obtained; or

            (c) such other date to which the Parties agree in writing.

      If all conditions are determined to be satisfied in all material respects (or are duly waived) at the Closing, the Closing shall be consummated by the making of all necessary filings required by all Governmental Entities.

      6.2 Documents and Certificates. National City and Company shall use their respective best efforts, on or prior to the Closing, to execute and deliver all such instruments, documents or certificates as may be necessary or advisable, on advice of counsel, for the consummation at the Closing of the transactions contemplated by this Agreement to occur as soon as practicable.

                                VII. CONDITIONS

      7.1 Conditions to Each Party's Obligations to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following conditions:

            (a) The Merger shall have been approved and adopted by the requisite vote of the holders of Company Common Stock.

            (b) The National City Common Stock issuable in the Merger shall have been authorized for listing on the New York Stock Exchange, upon official notice of issuance.

            (c) All authorizations, consents, orders or approvals of, and all expirations of waiting periods imposed by, any Governmental Entity (collectively, "Consents") which are necessary for the consummation of the Merger, (other than immaterial Consents, the failure to obtain which would not be materially adverse to, National City and National City's Subsidiaries, taken as a whole, or Company and Company Subsidiaries, taken as a whole) shall have been obtained or shall have occurred and shall be in full force and effect at the Effective Time; provided, however, that no such authorization, consent, order or approval shall be deemed to have been received if it shall include any conditions or requirements which would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement so as to render inadvisable in the reasonable opinion of National City the consummation of the Merger.

            (d) The Registration Statement shall have become effective in accordance with the provisions of the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued by the Commission and remain in effect; provided, however, that prior to October 29, 2004, the fact that a stop order has been issued and remains in effect shall not be the sole basis for termination of this Agreement by a party pursuant to Sections 8.1(d) or 8.1(f) of this Agreement so long as the other party is taking, or cooperating in taking, all commercially reasonable actions to obtain the lifting of such stop order.

            (e) No temporary restraining order or preliminary or permanent injunction or other order by any federal or state court in the United States which prevents the consummation of the Merger shall have been issued and remain in effect; provided, however, that prior to the earlier of (i) October 29, 2004 or (ii) the time at which such injunction or order becomes final and non-appealable, the entry of any such injunction or order shall not be the sole basis for termination of this Agreement by a party pursuant to Sections 8.1(d) or 8.1(f) of this Agreement so long as the other party is taking, or cooperating in taking, all commercially reasonable actions to cause such injunction or order to be appealed, vacated, lifted or otherwise modified to permit the Merger to become effective.

            (f) Keating, Muething & Klekamp, PLL, counsel to Company, shall have delivered to Company and National City its opinion, dated the day of the Effective Time, substantially to the effect that, on the basis of facts, representations and assumptions set forth or referenced in such opinion that are consistent with the state of facts existing at the Effective Time, the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and that, accordingly: (i) no gain or loss will be recognized by National City or Company as a result of the Merger (except for amounts resulting from any required change in accounting methods, any income and deferred gain recognized pursuant to U.S. Treasury Regulations issued under
Section 1502 of the Code, or other exceptions as set forth in such opinion),
(ii) no gain or loss will be recognized by the shareholders of Company who exchange their shares of Company Common Stock or Company Preferred Stock solely for shares of National City Common Stock or National City Preferred Stock, respectively, pursuant to the Merger (except with respect to cash received in lieu of a fractional share interest in National City Common Stock), (iii) the aggregate tax basis of the shares of National City Common Stock received by a Company shareholder in the Merger (including any fractional shares of National City Common Stock deemed received and redeemed) will be the same as the aggregate tax basis of the shares of Company Common Stock surrendered by such Company shareholder in exchange therefor, (iv) the aggregate tax basis of the shares of National City Preferred Stock received by a Company shareholder in the merger (including any fractional shares of National City Preferred Stock deemed received and redeemed) will be the same as the aggregate tax basis of the shares of Company Preferred Stock surrendered by such Company shareholder in exchange therefor, and (v) the holding period of the shares of National City Common Stock or National City Preferred Stock received in the Merger will include the period during which the shares of Company Common Stock or Company Preferred Stock surrendered in exchange therefore were held, provided such shares of Company Common Stock or Company Preferred Stock were held as capital assets at the Effective Time. In rendering such opinion, counsel may require and rely upon such representations as it deems appropriate and which shall be contained in certificates of officers of Company, National City and others.

      7.2 Conditions to Obligation of Company to Effect the Merger. The obligation of Company to effect the Merger shall be subject to the fulfillment or waiver at or prior to the Effective Time of the additional following conditions:

            (a) National City shall have performed in all material respects its covenants contained in this Agreement required to be performed at or prior to the Effective Time.

            (b) The representations and warranties of National City contained in this Agreement shall be true and correct when made and the representations and warranties set forth in Article III above shall be true and correct as of the Effective Time as if made at and as of such time, except as expressly contemplated or permitted by this Agreement, except for representations and warranties relating to a time or times other than the Effective Time which were or will be true and correct at such time or times and except where the failure or failures of such representations and warranties to be so true and correct, individually or in the aggregate, does not result or would not result in a Material Adverse Effect without taking into consideration any materiality or knowledge qualifier that applies to such representation or warranty.

            (c) National City shall have furnished Company a certificate dated the date of the Closing, signed by the Chief Executive Officer and Chief Financial Officer of National City that, to the best of their knowledge and belief after due inquiry, the conditions set forth in Sections 7.2(a) and 7.2(b) above have been satisfied.

            (d) Counsel to National City (which may be in-house counsel) shall have delivered its opinion that the shares of National City Common Stock and National City Preferred Stock have been validly issued and shall be fully paid and nonassessable upon issuance to Company's shareholders.

      7.3 Conditions to Obligation of National City to Effect the Merger. The obligation of National City to effect the Merger shall be subject to the fulfillment or waiver at or prior to the Effective Time of the additional following conditions:

            (a) Company shall have performed in all material respects its covenants contained in this Agreement required to be performed at or prior to the Effective Time.

            (b) The representations and warranties of Company contained in this Agreement shall be true and correct when made and the representations and warranties set forth in Article IV above shall be true and correct as of the Effective Time as if made on and as of such time, except as expressly contemplated or permitted by this Agreement, except for representations and warranties relating to a time or times other than the Effective Time which were or will be true and correct at such time or times and except where the failure or failures of such representations and warranties to be so true and correct, individually or in the aggregate, does not result or would not result in a Material Adverse Effect without taking into consideration any materiality or knowledge qualifier that applies to such representation or warranty.

            (c) Company shall have furnished National City a certificate dated the date of the Closing signed by the Chief Executive Officer and Chief Financial Officer of Company that, to the best of their knowledge and belief after due inquiry, the conditions set forth in Sections 7.3(a) and 7.3(b) above have been satisfied.

                              VIII. MISCELLANEOUS

      8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, notwithstanding any approval or adoption of this Agreement by the shareholders of Company as follows:

            (a) by mutual consent in writing of the Board of Directors of National City and the Board of Directors of Company;

            (b) by National City or Company if the Merger shall not have been consummated on or before October 29, 2004 and such terminating party is not in material breach hereof;

            (c) by National City or Company if the shareholders of Company do not approve the transactions contemplated herein at the Company Meeting;

            (d) (i) by National City if any condition specified in Sections 7.1(b), 7.1(c), 7.1(d) or 7.1(f) above has not been met or waived by National City at such time as such condition is no longer capable of being satisfied;

                  (ii) by Company if any condition specified in Sections 7.1(b), 7.1(c) and 7.1(d) above has not been met or waived by Company at such time as such time as such condition is no longer capable of being satisfied;

                  (iii) by Company if the condition specified in Section 7.1(f) above has not been met or waived by Company and National City is unable to obtain an equivalent opinion from a nationally recognized law firm reasonably acceptable to Company within 30 days of being notified that Keating, Muething & Klekamp PLL is unwilling or unable to provide the opinion set for in Section 7.1(f);

            (e) by Company (i) if any condition specified in Section 7.2(b), (c) or (d) above has not been met or waived by Company at such time as such condition is no longer capable of being satisfied or (ii) if the condition specified in Section 7.2(a) has not been met or waived by Company, but in connection with this clause (ii) only after Company has furnished written notice to National City of its failure to perform and such failure has not been cured or waived by the earlier of 30 days after the date of such notice or October 29, 2004;

            (f) by National City (i) if any condition specified in Section 7.3(b) or (c) above has not been met or waived by National City at such time as such condition is no longer capable of being satisfied or (ii) if the condition specified in Section 7.3(a) has not been met or waived by National City, but in connection with this clause (ii) only after National City has furnished written notice to Company of its failure to perform and such failure has not been cured or waived by the earlier of 30 days after the date of such notice or October 29, 2004;

            (g) by either party hereto in writing, if any Governmental Entity shall have enacted, issued, promulgated, enforced or entered any final and non-appealable injunction, order, decree or ruling that has the effect of making consummation of the Merger illegal or otherwise preventing or prohibiting consummation of the Merger;

            (h) by Company if (A) it is not in material breach of its obligations under Section 5.1 above, (B) it enters into a binding written agreement for, or its Board of Directors recommends, an Acquisition Transaction, and (C) upon Company's termination pursuant to this Section 8.1(h), the Company pays National City the Termination Fee described in Section 8.10(b) below;

            (i) by National City if Company enters into a binding written agreement for, or its Board of Directors recommends, an Acquisition Transaction (which in case of a termination pursuant to this Section 8.1(i), Company shall become obligated to pay the Termination Fee to National City as described in
Section 8.10(b) below); or

            (j) by National City if

                  (A) a tender offer or exchange offer shall have been commenced that, if consummated, would result in any Person becoming the legal or beneficial owner of either (x) 25% or more of the Company Common Stock or (y) 10% or more of the Company Common Stock and such offer is made as a part of a transaction or series of transactions in which such Person shall acquire additional Company Common Stock which in the aggregate constitutes more than 50% of the issued and outstanding Company Common Stock; and

                  (B) the Board of Directors of Company fails to recommend
            against acceptance of such tender offer or exchange offer or elects to take no position with respect to the acceptance of such offer

            (which in case of a termination pursuant to this Section 8.1(j), Company shall become obligated to pay the Termination Fee to National City as described in Section 8.10(b) below); or

            (k) by National City if it is not in material breach of this Agreement and the closing condition set forth in Section 7.2(b) would otherwise be satisfied on the date of termination, and

                  (A) the Company Meeting shall not have been called prior to
            October 1, 2004 through fault (whether commission or omission) of Company;

                  (B) the Board of Directors of Company does not publicly
            recommend in the Proxy Statement that the Company's shareholders approve and adopt this Agreement; or

                  (C) after recommending in the Proxy Statement that such
            shareholders approve and adopt this Agreement, the Board of Directors of Company shall have withdrawn, modified or amended such recommendation in any manner adverse to National City

            (which in case of a termination pursuant to this Section 8.1(k), Company shall become obligated to pay the Termination Fee to National City as described in Section 8.10(b) below).

      8.2 Non-Survival of Representations, Warranties and Agreements. The representations, warranties and covenants in this Agreement will terminate at the Effective Time or the earlier termination of this Agreement pursuant to
Section 8.1 above, as the case may be; provided, however, that if the Merger is consummated, Sections 1.7, 2.1 through 2.4, 5.5, 5.6, 5.9, 5.16 and 8.2 hereof shall survive the Effective Time to the extent contemplated by such Sections, except Section 5.5 shall survive for a period of two years following the Effective Time; provided, further, that the last two sentences of Section 5.6 and all of Section 8.10 hereof shall in all events survive any termination of this Agreement.

      8.3 Waiver and Amendment. Subject to applicable provisions of the DGCL and Ohio Code, any provision of this Agreement may be waived at any time by the party which is, or whose stockholders, shareholders or employees are, entitled to the benefits thereof, and this Agreement may be amended or supplemented at any time, provided that no amendment will be made after any stockholder or shareholder approval of the Merger which reduces or changes the form of the Merger Consideration without further stockholder or shareholder approval. No such waiver, amendment or supplement will be effective unless in a writing that makes express reference to this Section 8.3 and is signed by the party or parties sought to be bound thereby.

      8.4 Entire Agreement. This Agreement, the Confidentiality Agreements and each party's disclosure letters contain the entire agreement among National City and Company with respect to the Merger and the other transactions contemplated hereby and thereby, and supersede all prior agreements among the parties with respect to such matters.

      8.5 Applicable Law. This Agreement will be governed by and construed in accordance with the substantive laws of the State of Ohio except to the extent the respective laws of the State of Delaware or Ohio govern the manner in which the Merger shall be consummated and the effect thereof.

      8.6 Certain Definitions; Headlines. (a) For purposes of this Agreement, the term:

                  (i) "Affiliate", "Associate" and "Significant Subsidiary" shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Exchange Act, as in effect on the date hereof.

                  (ii) "Control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise.

                  (iii) "Fed Approval Date" means the day the FRB issues an order approving consummation of the Merger.

                  (iv) "Market Price" means the weighted average of the per share closing prices on the New York Stock Exchange of National City Common Stock for the ten (10) consecutive trading days ending at the end of the trading day immediately preceding the Effective Time.

                  (v) "Material Adverse Effect" means an event, change or occurrence which has a material negative impact on the financial condition, businesses or results of operations of Company and its Subsidiaries, taken as a whole, or National City and its Subsidiaries, taken as a whole, as the case may be, or the ability of Company or National City, as the case may be, to consummate the transactions contemplated hereby. The effect of any action taken by Company solely pursuant to Section 5.2(f) above shall not be taken into consideration in determining whether any Material Adverse Effect has occurred; provided, however, that in determining whether a Material Adverse Effect has occurred there shall be excluded any effect on the referenced party the cause of which is (i) any change in banking or similar laws, rules or regulations of general applicability or interpretations thereof by courts or governmental authorities, (ii) any change in generally accepted accounting principles or regulatory accounting requirements applicable to banks or their holding companies, generally, (iii) general changes in conditions, including interest rates, in the banking industry or in the global or United States economy or financial markets, with respect to clause (i), (ii) or (iii), to the extent that a change does not materially affect the referenced party to a materially different extent than other similarly situated banking organizations, (iv) any action or omission of Company or National City or any Subsidiary of either of them taken with the prior written consent of National City or Company, as applicable, in contemplation of the Merger, or (v) the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby or the announcement thereof.

                  (vi) "Person" means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization or other entity or organization; and

                  (vii) "Subsidiary" of Company, National City or any other Person means, except where the context otherwise requires, any corporation, partnership, limited liability company, trust or similar association of which Company, National City or any other Person, as the case may be (either alone or through or together with any other Subsidiary), owns, directly or indirectly, more than 50% of the stock or other equity interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other types of entities listed.

            (b) The descriptive headings contained in this Agreement are for convenience and reference only and will not affect in any way the meaning or interpretation of this Agreement.

            (c) Unless the context of this Agreement expressly indicates otherwise, (i) any singular term in this Agreement will include the plural and any plural term will include the singular and (ii) the term "Section" or "Schedule" will mean a section or schedule of or to this Agreement.

      8.7 Notices. All notices, consents, requests, demands and other communications hereunder will be in writing and will be deemed to have been duly given or delivered if delivered personally, telexed with receipt acknowledged, mailed by registered or certified mail return receipt requested, sent by facsimile with confirmation of receipt, or delivered by a recognized commercial courier addressed as follows:

      If to Company to:

            Provident Financial Group, Inc.
            One East Fourth Street, MS-201
            Cincinnati, Ohio 45202
            Attention:  Robert L. Hoverson, President and CEO
            Fax No. (513) 345-7185


      With copies to:

            Arnold & Porter LLP
            555 12th Street, N.W.
            Washington, D.C.  20004
            Attention:  Steven Kaplan, Esquire
            Fax No. (202) 942-5999

            Keating, Muething & Klekamp PLL
            1400 Provident Tower
            Cincinnati, Ohio 45202
            Attention:  Timothy B. Matthews, Esquire
            Fax No. (513) 579-6457

      If to National City to:

            National City Corporation
            P. O. Box 5756
            Cleveland, Ohio  44101-0756
            Attention:  Chairman of the Board
            Fax No. (216) 222-2336

      With a copy to:

            National City Corporation
            Law Department
            P. O. Box 5756
            Cleveland, Ohio  44101-0756
            Attention:  General Counsel
            Fax No. (216) 222-2336

      or to such other address as any party may have furnished to the other parties in writing in accordance with this Section 8.7.

      8.8 Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed to be an original but all of which together will constitute but one agreement.

      8.9 Parties in Interest; Assignment. Except for Sections 2.2 and 5.5 above (which are intended to be for the benefit of the Continuing Employees and holders of Unexercised Options under Company Option Plans to the extent contemplated thereby and their beneficiaries, and may be enforced by such Persons) and Section 5.9, this Agreement is not intended to nor will it confer upon any other Person (other than the parties hereto) any rights or remedies. Except as herein expressly provided, without the prior written consent of the other party to this Agreement neither National City nor Company shall assign any rights or delegate any obligations under this Agreement. Any such purported assignment or delegation made without prior consent of the other party hereto shall be null and void.

      8.10 Effect of Termination and Termination Fee.

            (a) In the event of termination of this Agreement by either National City or Company as provided in Section 8.1 hereof, this Agreement shall forthwith become void and have no effect except (i) as set forth in this Section 8.10, the last two sentences of Section 5.6 and Section 8.5, which shall survive any termination of this Agreement, and (ii) notwithstanding anything to the contrary contained in this Agreement, no party shall be relieved or released from any liabilities or damages arising out of its willful or intentional breach of any provision of this Agreement.

            (b) In recognition of the efforts, expenses and other opportunities foregone by National City while structuring and pursuing the Merger, the parties hereto agree that Company shall pay to National City a termination fee of $84,000,000 (the "Termination Fee") in the manner set forth below, if this Agreement is terminated:

                  (i) (A) pursuant to Section 8.1(c) above and National City is not in material breach of this Agreement and (B) prior to June 30, 2005, Company enters into a written agreement for an Acquisition Transaction with a Person or related Person that publicly announced an intention to enter into an Acquisition Transaction with Company prior to the date of the Company Meeting, whereupon Company shall pay the Termination Fee by wire transfer of immediately available funds to an account designated by National City promptly upon the consummation of such Acquisition Transaction;

                  (ii) (A) pursuant to Section 8.1(f) above and National City is not in material breach of this Agreement and (B) following the initiation of discussions with the Person or related Person that enters into a written agreement for an Acquisition Transaction, prior to June 30, 2005, Company shall have intentionally breached (and not cured after notice thereof) any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach shall have materially contributed to the failure of the Effective Time to occur prior to termination of this Agreement, whereupon Company shall pay the Termination Fee by wire transfer of immediately available funds to an account designated by National City promptly upon consummation of such Acquisition Transaction;

                  (iii) pursuant to Section 8.1(g) above if a third Person publicly announces its intent to engage in an Acquisition Transaction and such third Person or a related Person initiates or instigates any of the proceedings related to the enactment, issuance, promulgation, enforcement or entering a final non-appealable injunction, order, decree or ruling that has the effect of making consummation of the Merger illegal or otherwise preventing or prohibiting consummation of the Merger, and the Company enters into a written agreement for such Acquisition Transaction prior to June 30, 2005, whereupon Company shall pay the Termination Fee by wire transfer of immediately available funds to an account designated by National City promptly upon consummation of such Acquisition Transaction; or

                  (iv) pursuant to Sections 8.1(h), 8.1(i), 8.1(j), or 8.1(k), whereupon Company shall pay the Termination Fee by wire transfer of immediately available funds to an account designated by National City promptly upon termination.

            (c) If the Merger is consummated, all expenses incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the Surviving Corporation.

            (d) Nothing contained in this Section 8.10 shall constitute or shall be deemed to constitute liquidated damages for the willful breach by a party of the terms of this Agreement or otherwise limit the rights of the non-breaching party with respect to such a willful breach. In the absence of a willful breach, however, if this Agreement is terminated by either party under circumstances pursuant to which a Termination Fee becomes payable and is promptly paid, Company shall have no further obligation or liability to National City and National City agrees to release Company, its officers, directors, employees, agents, attorneys and advisors from any loss, claim or damages which might otherwise be asserted.

      8.11 Enforcement of the Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof.

      8.12 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon any such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated by this Agreement are consummated to the extent possible.

                            [SIGNATURE PAGE FOLLOWS]

      IN WITNESS WHEREOF, the parties hereto have caused their duly authorized representatives to execute this Agreement as of the date first above written.

                              PROVIDENT FINANCIAL GROUP, INC.

                              By:  /s/ Robert L. Hoverson
                                   -------------------------------------------
                                   Robert L. Hoverson, President and CEO



                              NATIONAL CITY CORPORATION

                              By:  /s/ David A. Daberko
                                   -------------------------------------
                                   David A. Daberko, Chairman and CEO

                                    EXHIBIT A

                           CERTIFICATE OF DESIGNATION

                             RIGHTS AND PREFERENCES

                                     OF THE

                 SERIES D NON-VOTING CONVERTIBLE PREFERRED STOCK

                                WITHOUT PAR VALUE

                                       OF

                            NATIONAL CITY CORPORATION



                       Pursuant to Section 151 (g) of the
                             General Corporation Law
                            of the State of Delaware



      NATIONAL CITY CORPORATION, a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"),

      DOES HEREBY CERTIFY:

      FIRST: The Restated Certificate of Incorporation of the Corporation, as amended, authorizes the issuance of 5,000,000 shares of preferred stock, without par value, of the Corporation ("Preferred Stock") in one or more series, and authorizes the Board of Directors to fix by resolution or resolutions and designation of each series of Preferred Stock and the powers, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof.

      SECOND: The Board of Directors of the Corporation, at a meeting duly held and called on February 16, 2004, authorized the issuance of shares of Preferred Stock of the Corporation in exchange for shares of Series D non-voting convertible Preferred Stock, with $1.00 par value, of Provident Financial Group, Inc. ("Company Series D Preferred Stock") and did duly adopt the following resolution providing for the designation, powers, preferences and rights, and the qualifications, limitations and/or restrictions thereof, of the Series D Non-Voting Convertible Preferred Stock, without par value, of the Corporation.

      THIRD: That a copy of this Certificate of Designation Rights and Preferences of the Series D Non-Voting Convertible Preferred Stock, without par value was presented to the meeting of the Board of Directors of National City Corporation held on February 16, 2003

      RESOLVED, that the Corporation authorize and issue Series D Non-Voting Convertible Preferred Stock, without par value, up to an aggregate of 70,272 shares at such time or times and having such rights and preferences as provided by the Certificate of Designation Rights and Preferences of the Series D Non-Voting Preferred Stock Without Par Value of National City Corporation in the form presented to and retained with the records of this meeting ("Preferred Stock") together with an indeterminate number of shares of Common Stock as may be issuable upon conversion of the Preferred Stock;

                             RIGHTS AND PREFERENCES

Section 1. Designation of Series and Number of Shares.

      The shares of such series of Preferred Stock shall be designated "Series D Non-Voting Convertible Preferred Stock" (hereinafter referred to as the "Series D Preferred Stock"), and the number of shares which shall constitute such series shall be not more than 70,272 shares, without par value, which number may be decreased (but not below the number thereof then outstanding) from time to time by the Board of Directors.

Section 2. Dividends.

      (A) Dividends shall be paid on outstanding shares of Series D Preferred Stock if, as and when dividends are paid on Common Stock of the Corporation at a dividend rate per share of Series D Preferred Stock equal to the product of (i) the number of shares of Common Stock of the Corporation into which each share of Series D Preferred Stock is convertible, and (ii) the dividend paid by the Corporation on each share of its outstanding Common Stock. "Common Stock" shall have the definition set forth in Section 6(J) hereof.

      (B) As used in this Section 2, the word "dividends" shall not include dividends payable solely in shares of its capital stock (whether shares of Common Stock or of capital stock of any other class) of the Corporation (if, but only if, an adjustment to the Conversion Price is made with respect to such dividend pursuant to Section 6(A) hereof) but shall include warrants or rights to subscribe for or to purchase any security of the Corporation and any other distribution made to holders of the Corporation's Common Stock.

Section 3. Liquidation Preference.

      (A) The Series D Preferred Stock shall be preferred over the Common Stock or any other class or series of stock ranking junior to the Series D Preferred Stock as to distribution of assets in the event of any liquidation or dissolution or winding up of the Corporation and, in any such event, the holders of the Series D Preferred Stock shall be entitled to receive, after payment or provision for payment of the debts and other liabilities of the Corporation, out of the assets of the Corporation available for distribution to its stockholders, $100 per share, and no more, together with an amount equal to all dividends accrued and unpaid thereon to the date of final distribution, for each share of the Series D Preferred Stock held by them before any distribution of the assets shall be made to the holders of the Common Stock or any other class or series of stock ranking junior to the Series D Preferred Stock as to distribution of assets. Upon any liquidation, dissolution or winding up of the Corporation, after payment shall have been made in full on the Series D Preferred Stock as provided in the preceding sentence, but not prior thereto, the Common Stock or any other series or class of stock ranking junior to the Series D Preferred Stock as to distribution of assets shall, subject to the respective terms and provisions, if any, applying thereto, be entitled to receive any and all assets remaining to be paid or distributed and the Series D Preferred Stock shall not be entitled to share therein.

      (B) If, upon any liquidation or dissolution or winding up of the Corporation, the amounts payable on or with respect to the Series D Preferred Stock are not paid in full, the holders of shares of the Series D Preferred Stock, together with all classes or series of stock ranking on a parity with the Series D Preferred Stock as to distribution of assets, shall share ratably in any distribution of assets according to the respective amounts which would be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to the Series D Preferred Stock and any other class or series of stock that so ranks on a parity with the Series D Preferred Stock were paid in full.

      (C) Neither the merger or consolidation of the Corporation with or into another corporation nor the sale, lease or other transfer of all or substantially all of the assets of the Corporation shall be deemed to be a liquidation or dissolution or winding up of the Corporation.

      (D) Written notice of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, stating the payment date and the place where the distributable amount shall be payable and containing a statement of the conversion right set forth hereinafter, shall be given by mail, not less than thirty (30) days prior to the payment date stated herein, to the holders of record of the Series D Preferred Stock at their respective addresses as the same shall then appear on the books of the Corporation.

Section 4. Automatic Conversion Upon Certain Transfers.

      Any shares of Series D Preferred Stock that are transferred to any person, other than Great American Insurance Company, Great American Life Insurance Company or any of their respective affiliates ("Original Holders"), shall upon such transfer be automatically converted into Common Stock at the Conversion Price (as defined in Section 6 below) in effect on the date of such transfer. For purposes of this provision, an "affiliate" of any person is another person controlling, controlled by or under common control with such person.

Section 5. No Redemption.

      The Corporation shall have no right to redeem any shares of Series D Preferred Stock at any time.

Section 6.  Conversion.

      Shares of Series D Preferred Stock may be converted at any time and from time to time at the option of the holder thereof into fully paid and nonassessable shares of Common Stock of the Corporation at the rate of 15.96 shares of Common Stock as constituted on February 16, 2004 for each share of Series D Preferred Stock surrendered for conversion. The conversion rate expressed may also be expressed as a conversion price of $6.26 (the "Conversion Price") based on a liquidation value of each share of Series D Preferred Stock of $100.00.

      (A) The Conversion Price shall be subject to adjustment from time to time in case the Corporation shall (a) pay a dividend, or make a distribution, to all holders of its Common Stock in shares of its capital stock (whether shares of Common Stock or of capital stock of any other class) (b) subdivide its outstanding shares of Common Stock into a greater number of shares, (c) combine its outstanding shares of Common Stock into a smaller number of shares, or (d) issue by reclassification of its shares of Common Stock any securities, in which case the Conversion Price and terms of conversion in effect immediately prior to such action shall be adjusted so that the holder of any share of Series D Preferred Stock thereafter surrendered for conversion shall be entitled to receive the kind and number of shares of Common Stock or other securities of the Corporation which such holder would have owned or been entitled to receive immediately following such action had such share of Series D Preferred Stock been converted immediately prior thereto. An adjustment made pursuant to this
Section 6(A) shall become effective immediately after the record date in the case of a dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or reclassification.

      All calculations under this Section 6 shall be rounded to the nearest cent or to the nearest one hundredth of a share, as the case may be.

      Whenever the Conversion Price is adjusted as herein provided, the Corporation shall mail a copy of a statement setting forth the adjusted Conversion Price determined as provided herein and setting forth the method of calculation and the facts requiring such adjustment and upon which such calculation is based to each person who is a registered holder of Series D Preferred Stock at such person's last address as the same appears on the books of the Corporation. Each adjustment shall remain in effect until a subsequent adjustment is required hereunder.

      (B) If, at any time while shares of Series D Preferred Stock are outstanding, the Corporation shall (i) declare a dividend (or any other distribution) on its Common Stock, other than in cash out of current or retained earnings, or (ii) reclassify its Common Stock (other than through a subdivision or combination thereof) or become a party to any consolidation or merger for which approval of the holders of its stock is required, or sell or transfer all or substantially all of the assets of the Corporation, then the Corporation shall cause to be mailed to registered holders of Series D Preferred Stock, at their last addresses as they shall appear on the books of the Corporation at least twenty days prior to the applicable record date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend or distribution, or if a record is not to be taken, the date as of which holders of Common Stock of record to be entitled to such dividend or distribution are to be determined, or
(y) the date on which any such reclassification, consolidation, merger, sale or transfer is expected to become effective, and the date as of which it is expected that holders of record of Common Stock shall be entitled to exchange their Common Stock for securities or other property, if any, deliverable upon such reclassification, consolidation, merger, sale or transfer. Failure to give or receive the notice required by this Section 6(B) or any defect therein shall not affect the legality or validity of any such dividend, distribution, reclassification, consolidation, merger, sale, transfer or other action.

      (C) In case of a merger or consolidation of the Corporation with or into another corporation, or the sale of the Corporation's property or assets as, or substantially as, an entirety, to another corporation, or the reclassification of the Common Stock (other than through a subdivision or combination thereof, or change in par value), holders of shares of Series D Preferred Stock shall thereafter have the right to convert each of such shares into the kind and amount of shares of stock and other securities and property receivable upon such merger, consolidation, sale or reclassification by a holder of the number of shares of Common Stock (whether whole or fractional) into which such shares of Series D Preferred Stock might have been converted immediately prior to such a merger, consolidation, sale or reclassification, and shall have no other conversion rights under these provisions; and effective provision shall be made in the charter of the resulting or surviving corporation or otherwise, so that the provisions set forth herein for the protection of conversion rights of Series D Preferred Stock shall thereafter be applicable, as nearly as reasonably may be, to any other shares of stock and other securities and property deliverable upon conversion of Series D Preferred Stock remaining outstanding or other convertible preferred stock received in place thereof. Any such resulting or surviving corporation shall expressly assume the obligation to deliver, upon the exercise of the conversion right, such shares, securities or property as holders of Series D Preferred Stock remaining outstanding, or other convertible preferred stock received by such holders in place thereof, shall be entitled to receive pursuant to the provisions hereof, and to make provision for protection of conversion rights as above provided.

      (D) The holder of any shares of Series D Preferred Stock may exercise its option to convert such shares into shares of Common Stock only by surrendering for such purpose to the Corporation at its principal office the certificates representing the shares to be converted, accompanied by written notice that such holder elects to convert such shares in accordance with the provisions of this
Section 6. Said notice shall also state the name or names (with addresses) in which the certificate or certificates for shares of Common Stock which shall be issuable on conversion are to be issued. Each certificate or certificates surrendered for conversion shall, unless the shares issuable on conversion are to be issued in the same name as that in which such certificate or certificates are registered, be accompanied by instruments of transfer, in form reasonably satisfactory to the Corporation, duly executed by the holder or its duly authorized attorney. Each conversion shall be deemed to have been effected on the date on which such certificate or certificates shall have been surrendered and such notice received by the Corporation as aforesaid, and the person or person in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become on said date the holder or holders of record of the shares represented thereby notwithstanding that the transfer books of the Corporation may then be closed or that certificates representing such shares of Common Stock shall not then be actually delivered to such person.

As promptly as practicable on or after the conversion date, the Corporation shall issue and deliver to the person or persons entitled to receive the same a certificate or certificates representing the number of full shares of Common Stock issuable upon such conversion.

      (E) In connection with the conversion of shares of Series D Preferred Stock into Common Stock, no fractional shares of Series D Preferred Stock or of Common Stock shall be issued, but the Corporation shall pay a cash adjustment in respect of such fractional interest, calculated on the market price of the Common Stock on the date of conversion.

      (F) Upon any conversion of shares of Series D Preferred Stock, no allowance, adjustment or payment shall be made with respect to accrued but unpaid dividends upon such Series D Preferred Stock or with respect to dividends on the Common Stock to be issued upon conversion.

      (G) The issuance of stock certificates on conversions of shares of Series D Preferred Stock shall be made without charge to converting shareholders for any tax in respect of the issuance thereof. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any registration of transfer involved in the issue and delivery of stock in any name other than that of the holder of the shares of Series D Preferred Stock converted, and the Corporation shall not be required to so issue or deliver any stock certificate unless and until the person or persons requesting the registration of transfer shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid.

      (H) The Corporation shall at all times reserve and keep available out of its authorized Common Stock the full number of shares of Common Stock deliverable upon the conversion of all outstanding shares of Series D Preferred Stock.

      (I) Any shares of Series D Preferred Stock converted shall be retired and shall assume the status of authorized and unissued Preferred Stock, undesignated as to series, subject to reissuance by the Corporation as shares of Preferred Stock of one or more series, as may be determined from time to time by the Board of Directors, but such shares shall not be reissued as Series D Preferred Stock.

      (J) For purposes of this Section 6, Common Stock" shall mean (a) the Corporation's Common Stock, without par value, or (b) any other class of stock resulting from successive changes or reclassifications of such Common Stock consisting solely of changes in par value, or from par value to no par value, or from no par value to par value; provided, however, that in the event that at any time as a result of an adjustment made pursuant to Section 6(A) above, the holder of any share of Series D Preferred Stock thereafter surrendered for conversion would become entitled to receive any stock of the Corporation other than shares of its Common Stock, thereafter the conversion rate and price with respect to such other shares so receivable upon conversion of any share of Series D Preferred Stock shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to Common Stock contained in this Section 6.

Section 7. Voting Rights.

      (A) The holders of the Series D Preferred Stock shall not be entitled to vote except as provided in this Section 7 and as otherwise provided by law.

      (B) So long as any shares of Series D Preferred Stock are outstanding, the Corporation shall not, in any manner, whether by amendment to its Certificate of Incorporation or By-Laws, by merger (whether or not the Corporation is the surviving corporation in such merger), by consolidation, or otherwise, without the written consent of the affirmative vote at a meeting called for that purpose of the holders of at least two-thirds of the votes of the shares of Series D Preferred Stock then outstanding, voting separately as a class, (i) amend, alter or repeal any of the provisions of any resolution or resolutions establishing the Series D Preferred Stock so as to affect adversely the powers, preferences or special rights of such Series D Preferred Stock or (ii) authorize the issuance of, or authorize any obligation or security convertible into, exchangeable for or evidencing the right to purchase shares of, any additional class or series of stock ranking prior to the Series D Preferred Stock in the payment of dividends or the preferential distribution of assets.

      (C) Nothing in this Section 7 shall be deemed to require any vote or consent of the holders of shares of Series D Preferred Stock in connection with the authorization or issuance of any series of Preferred Stock ranking on a parity with or junior to the Series D Preferred Stock as to dividends and/or distribution of assets.

Section 8. Restrictions on Transfer.

      The Original Holders of the Series D Preferred Stock shall be entitled to transfer ownership of their shares only as follows:

      (A) in a widely dispersed public offering;

      (B) in sales pursuant to Rule 144 of the Securities Act of 1933 or rules of similar import;

      (C) in sales pursuant to Rule 144A of the Securities Act of 1933, or in any other private sale in which no single purchaser acquires more than 2% of the voting shares of the Corporation; or

      (D) to the Corporation, to a third party that has acquired a majority of the shares of the Corporation or to any other Original Holder.

Section 9. Reports.

      (A) So long as any shares of the Series D Preferred Stock shall be outstanding, the Corporation shall provide to each holder of such shares a copy of the annual report to shareholders distributed pursuant to Rule 14a-3 of the Securities Exchange Act of 1934.

      (B) The Board of Directors of the Corporation shall have the right to adopt amendments to the Certificate of Incorporation in respect of any unissued or treasury shares of any class and thereby to fix or change: the division of such shares into series and the description and authorized number of shares of each series; the dividend rate; the dates of payment of dividends and the dates from which they are cumulative; liquidation price; redemption rights and price; sinking fund requirements; conversion rights; and restrictions on the issuance of shares of any class or series.

      (C) No holder of shares of any class of the corporation shall be entitled as such, as a matter of right, to subscribe for or purchase shares of any class, now or hereafter authorized, or to purchase or subscribe for securities convertible into or exchangeable for shares of the corporation or to which shall be attached or appertain any warrants or rights entitling the holder thereof to subscribe for or purchase shares, except such rights of subscription or purchase, if any, at such price or prices, and upon such terms and conditions as the Board of Directors in its discretion from time to time may determine.

      RESOLVED, that all actions taken by the officers and directors of the Corporation or any of them in connection with the foregoing resolutions through the date hereof be, and they hereby are, ratified and approved.

      IN WITNESS WHEREOF, NATIONAL CITY CORPORATION has caused this Certificate of Designation to be signed David A. Daberko, its Chairman and David L. Zoeller, its Secretary, and its Corporate Seal to be hereunder affixed this ___ day of ___________, 2004.

                                    NATIONAL CITY CORPORATION

[Seal]

                                    By:
                                       ---------------------------------
                                       David A. Daberko, Chairman & CEO



---------------------------------
David L. Zoeller, Secretary

                                                                       EXHIBIT B

                              Company Option Plans

1.    Provident Financial Group, Inc. 2000 Stock Option Plan

2.    Provident Financial Group, Inc.1997 Stock Option Plan

3.    Provident Financial Group, Inc. 1996 Stock Option Plan

4.    Provident Financial Group, Inc. 1988 Stock Option Plan

5. Provident Financial Group, Inc. 1992 Outside Director Amended and Restated Stock Option Plan

6.    Provident Financial Group, Inc. 2002 Outside Director Stock Option Plan